UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐	Soliciting Material Pursuant to §240.14a-12

VARIAN MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 30, 2016

Dear Stockholder:

You are cordially invited to attend Varian Medical Systems, Inc.’s 2017 Annual Meeting of Stockholders on Thursday, February 9, 2017 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the Annual Meeting. You also will have the opportunity to hear what has happened in our business in the past year.

We hope that you can join us. However, whether or not you plan to be there, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,

R. Andrew Eckert
Chairman of the Board

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 30, 2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Varian Medical Systems, Inc. will hold its Annual Meeting of Stockholders on Thursday, February 9, 2017 at 4:30 p.m. Pacific Time at its headquarters at 3100 Hansen Way, Palo Alto, California 94304.

This Annual Meeting is being held for the following purposes:

•	to elect seven directors to serve until the 2018 Annual Meeting of Stockholders;

•	to approve, on an advisory basis, the compensation of our named executive officers as described in the accompanying Proxy Statement;

•	to hold an advisory vote on how frequently (every one, two or three years) you prefer we conduct an advisory vote of stockholders to approve the compensation of our named executive officers;

•

to approve our Fourth Amended and Restated 2005 Omnibus Stock Plan (the “Amended Stock Plan”) to (i) preserve our ability to receive tax deductions under Section 162(m) of the Internal Revenue Code (the “Code”) and (ii) set a limit on the total value of equity and cash compensation that may be paid to each of our non-employee directors each fiscal year;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017; and

•	to transact any other business that properly comes before the Annual Meeting.

The Board of Directors has selected December 13, 2016 as the record date for determining stockholders entitled to vote at the Annual Meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 3100 Hansen Way, Palo Alto, California 94304 for 10 days before the Annual Meeting.

Except for those stockholders that have already requested printed copies of our proxy materials, we are furnishing our proxy materials for this Annual Meeting to you through the Internet. On or about December 30, 2016, we mailed to stockholders as of the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If you received a Notice by mail or email, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 (which we posted on the Internet on December 30, 2016), as well as how to submit your proxy over the Internet. We believe that mailing or emailing the Notice and posting other materials on the Internet allows us to provide you with the information you need more quickly while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639 or by sending an email to sendmaterial@proxyvote.com.

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the Annual Meeting.

By Order of the Board of Directors,

John W. Kuo
Corporate Secretary

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders		Meeting Agenda

Date:	Thursday, February 9, 2017	• Election of seven directors
Time: Place: Record Date: Voting:

4:30 p.m. Pacific Time

3100 Hansen Way

Palo Alto, California 94304

December 13, 2016

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Advisory vote to approve executive compensation
• Advisory vote on the frequency of advisory vote to approve executive compensation

•  Approval of Amended Stock Plan

•  Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017

•  Transact any other business that properly comes before the Annual Meeting

Voting Matters and Vote Recommendation

Voting Matter	Board vote recommendation

1. Election of directors	For each director nominee

2. Advisory vote to approve executive compensation	For

3. Advisory vote on frequency of advisory vote to approve executive compensation	Each year

4. Approval of Amended Stock Plan	For

5. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017	For

Our Director Nominees

See Proposal One—“Election of Directors” for more information.

The following table provides summary information about each director nominee and our other Board members.

Name	Age	Director since	Occupation	Other public boards	Committee memberships
					AC	EC	CC	NC	EX

Nominees for Election for a One-Year Term Ending with the 2018 Annual Meeting
Susan L. Bostrom (a)	56	2004	Former EVP, Chief Marketing Officer, Cisco Systems, Inc.	3			C	M
Judy Bruner (a) (b)	58	2016	Former EVP, Administration and Chief Financial Officer, SanDisk Corporation	3	C
Regina E. Dugan (a)	53	2013	VP of Engineering, Facebook, Inc.	1		M		M
R. Andrew Eckert (a) (b)	55	2004	Former CEO, Valence Health	1	M		M		C
Mark R. Laret (a)	62	2007	CEO, UCSF Medical Center	1			M	C	M
Erich R. Reinhardt (a)	70	2012	Former CEO & President, Siemens Healthcare	—		M		M
Dow R. Wilson	57	2012	President & CEO, Varian Medical Systems, Inc.	—
Directors Continuing in Office Until the 2018 Annual Meeting
Timothy E. Guertin (a)	67	2005	Former President & CEO, Varian Medical Systems, Inc.	1		M		M
David J. Illingworth (a)	63	2011	Former CEO, Smith & Nephew plc	1	M	C
Ruediger Naumann-Etienne (a) (b)	70	2003	Managing Director, Intertec Group	1	M	M			M

(a)	Independent Director	(b)	Audit Committee Financial Expert
AC	Audit Committee	EX	Executive Committee
CC	Compensation and Management Development Committee	C	Chair
EC	Ethics and Compliance Committee	M	Member
NC	Nominating and Corporate Governance Committee

Attendance

Each director nominee is a current director and all directors attended at least 75% of the aggregate of all fiscal year 2016 meetings of the Board and each committee on which he or she served.

Corporate Governance Highlights

We are committed to strong corporate governance and have adopted strong governance policies and practices that include:

•	Establishing an Ethics and Compliance Committee to oversee our ethical compliance programs and activities involving legal and ethical business conduct;
•	Adding four new independent directors to the Board since 2011;
•	Declassifying our Board commencing with our 2016 Annual Meeting;
•	Appointing an “independent” non-employee director as Chairman in fiscal year 2014 and separating the roles of Chairman and Chief Executive Officer since 2006;
•	Having a majority of the Board members, and all members of our key Board committees, be independent;
•	Having a majority voting policy commencing at our 2018 Annual Meeting;
•	Adopting a guideline for director retirement and completing annual assessments of the Board and its committees;
•	Adopting stock ownership guidelines for our directors and executive officers; and
•	Reviewing at least annually the Company’s business strategy and enterprise risk.

Executive Compensation Matters

See Proposal Two—“Advisory Vote on the Compensation of Our Named Executive Officers”, “Compensation of the Named Executive Officers and Directors” and Proposal Three—“Advisory Vote on Frequency of Advisory Vote on Compensation of Our Named Executive Officers” for more information.

Executive compensation advisory vote

Our Board of Directors recommends that stockholders vote to approve, on an advisory basis, the compensation paid to our named executive officers, as described in this Proxy Statement, for the reasons discussed below.

Pay for performance

As illustrated by the segments in the following graphs, 85% of our CEO’s target total compensation opportunity was performance based and aligned with our stockholders in the form of annual incentives and long-term equity compensation. For the other named executive officers as a group, 76% of their total compensation opportunity was performance based.

Advisory vote on frequency of advisory vote to approve executive compensation

Our Board of Directors recommends that stockholders vote to hold an advisory vote to approve executive compensation every year.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

Approval of Amended Stock Plan

See Proposal Four—“Approval of the Varian Medical Systems, Inc. Fourth Amended and Restated 2005 Omnibus Stock Plan” for more information.

Our Board of Directors recommends that stockholders approve our Amended Stock Plan, which is intended to, among other things, (i) preserve the tax-deductibility of certain stock awards granted under the Amended Stock Plan to certain executive officers and (ii) set a limit on the total value of equity and cash compensation that may be paid to each of our non-employee directors each fiscal year.

As discussed in more detail below, generally, Section 162(m) of the Code limits the deduction that a publicly held company may take on compensation paid in any given taxable year to certain executive officers. However, the $1,000,000 limit on deductibility does not apply if such additional payments are “performance-based compensation” under Section 162(m). For the grant of awards under the Amended Stock Plan to qualify as “performance-based compensation”, the Amended Stock Plan, among other things, must include certain terms, which generally must be approved by the Company’s stockholders every five years. Accordingly, our stockholders are being requested to approve the Amended Stock Plan, which was last approved by our stockholders five years ago. The Amended Stock Plan also places a limit on the total value of equity and cash compensation that may be paid to each of our non-employee directors each fiscal year. We believe that such a limit allows us to stay within reasonable bounds of what the market requires in a competitive environment, while also placing meaningful restrictions on the amount of compensation that may be paid to our non-employee directors.

Auditors

See Proposal Five—“Ratification of the Appointment of Our Independent Registered Public Accounting Firm” for more information.

We ask that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017. Below is summary information about PricewaterhouseCoopers LLP’s fees for services provided in fiscal years 2016 and 2015.

Fiscal Year	2016	2015
Audit fees	$5,550,545	$3,790,233
Audit related fees	156,500	200,000
Tax fees	1,468,139	1,335,129
All other fees	16,000	15,800

Total	$7,191,184	$5,341,162

2018 Annual Meeting

Stockholder proposals submitted for inclusion in our 2018 proxy statement pursuant to SEC Rule 14a-8 must be received by us no later than September 1, 2017.

Notice of stockholder proposals to be raised from the floor of the 2018 Annual Meeting of Stockholders outside of SEC Rule 14a-8 must be delivered to us no earlier than October 12, 2017 and no later than November 11, 2017.

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors (the “Board”) of Varian Medical Systems, Inc. (“we,” “us”, “Company” “Varian” or “VMS”) is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2017 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, telephone, email or fax or in person. We have hired Georgeson Inc., 480 Washington Blvd., Jersey City, New Jersey 07310, to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:	Who is paying for this solicitation?

A:	We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson Inc. not more than $10,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What am I voting on?

A:	You will be voting on five proposals. Proposal One is for the election of Susan L. Bostrom, Judy Bruner, Regina E. Dugan, R. Andrew Eckert, Mark R. Laret, Erich R. Reinhardt and Dow R. Wilson to the Board for a one-year term ending at the 2018 Annual Meeting of Stockholders.

Proposal Two is an advisory vote on the compensation of the executive officers listed in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”) as described in this Proxy Statement.

Proposal Three is an advisory vote on the frequency of the advisory vote to approve executive compensation.

Proposal Four is the approval of the Amended Stock Plan to (i) preserve our ability to receive tax deductions under Section 162(m) of the Internal Revenue Code (the “Code”) and (ii) set a limit on the total value of equity and cash compensation that may be paid to each of our non-employee directors each fiscal year.

Proposal Five is the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017.

Q:	Who can vote?

A:	Only our stockholders of record at the close of business on December 13, 2016 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as filed with the SEC on November 23, 2016) over the Internet. Therefore, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If you request printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

Q:	Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

A:	If you are a holder of record, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com and entering your email address before you vote if you are voting by Internet or any time at www.computershare.com/investor or http://enroll.icsdelivery.com/var. If your shares are registered in street name, please check with your broker, bank or other nominee about how to receive future proxy materials by email, or enroll at http://enroll.icsdelivery.com/var. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise. Delivering future notices by email will help us further reduce the cost and environmental impact of our stockholder meetings.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the method described under “How do I vote and how do I revoke my proxy?” below.

Q:	How do I vote and how do I revoke my proxy?

A:	If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote in person, please bring a form of identification, such as a valid driver’s license or passport, and proof that you were a stockholder as of December 13, 2016, and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

•	Via the Internet. You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•	Via Telephone. If you received your proxy materials or request printed copies by mail, stockholders located in the United States may vote by calling the toll-free number found on the proxy card.

•	Via Mail. If you received your proxy materials or request printed copies by mail, you may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct. If you vote your shares over the telephone, you must select a voting option (“For” or “Withhold” (for directors), “For,” “Against” or “Abstain” (for Proposals Two, Four and Five) and “One Year”, “Two Years”, “Three Years” or “Abstain” (for Proposal Three)) in order for your proxy to be counted on that matter. If you validly vote your shares over the Internet or by mail but do not provide any voting instructions, the individuals named as proxyholders will vote your shares FOR all directors, FOR Proposals Two, Four and Five and for ONE YEAR for Proposal Three. In that case, the proxyholders will have full discretion and authority to vote in the election of directors and to allocate votes among any or all of the nominees for director in any order they determine.

If your shares are registered in street name, you must vote your shares in the manner prescribed by your broker, bank or other nominee. In most instances, you can do this over the telephone or Internet, or if you have received or request a hard copy of the proxy statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form in the envelope your broker, bank or other nominee provides. The materials that were sent to you have specific instructions for how to submit your vote and the deadline for doing so. If you would like to revoke your proxy, you must follow the broker, bank or other nominee’s instructions on how to do so. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee holding your shares.

Q:	What is the deadline for submitting a proxy?

A:	Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on February 8, 2016. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:	What constitutes a quorum?

A:	On the record date, we had 93,450,388 shares of common stock, $1.00 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions—If you specify that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum. Abstention have no effect on the election of directors or on Proposal Three and are included in the shares entitled to vote on Proposals Two, Four and Five. On Proposals Two, Four and Five, abstentions have the effect of a vote against the proposal.

Broker Non-Votes—Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters such as the election of directors and Proposals Two, Three and Four, your broker must receive voting instructions from you, as your broker does not have discretionary voting power for that particular item. So long as the broker has discretion to vote on at least one proposal, these “broker non-votes” are counted toward establishing a quorum. When voted on “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter.

Q:	What vote is needed?

A:	For Proposal One, the election of directors, the seven nominees receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal One will be elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not affect the outcome of the election.

For Proposal Two, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the compensation of our Named Executive Officers as described in this Proxy Statement.

For Proposal Three, the number of years—whether it is every one year, every two years or every three years—for the frequency of the advisory vote to approve the compensation of our Named Executive Officers that receives the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three will be the frequency that stockholders approve.

For Proposal Four, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four is required to approve the Amended Stock Plan.

For Proposal Five, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Five is required to approve the ratification of the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm.

Because your vote on Proposals Two and Three are advisory, they will not bind the Board or the Compensation and Management Development Committee (the “Compensation Committee”). However, the Board and the Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation and in determining how frequently future stockholder advisory votes to approve the compensation of our Named Executive Officers will occur.

Q:	What happens if a director receives a plurality, but not a majority, of votes cast at the Annual Meeting?

A:	In an uncontested election, if a nominee for director who is an incumbent director is elected by a plurality of the votes cast but does not receive the vote of at least the majority of the votes cast (i.e., the number of shares voted “for” a director’s election does not exceed 50% of the total number of votes cast with respect to that director’s election, including votes to withhold authority), the director is deemed elected but is obligated to offer his or her resignation to the Board. Following submission of the offer of resignation, the Board, after considering relevant factors, including the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), will decide whether or not to accept the offer of resignation and thereafter publicly disclose its decision. If a director’s offer of resignation is not accepted by the Board, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s offer of resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our By-Laws.

Q:	Can I vote on other matters?

A:	You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our By-Laws limit the business conducted at any annual meeting to (1) business in the notice of the annual meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has met the requirements for submitting stockholder proposals provided in our By-Laws. Under our By-Laws, a stockholder must notify our Secretary in writing (at our Palo Alto, California headquarters) of the proposal not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2018 Annual Meeting of Stockholders will be no earlier than October 12, 2017 and no later than November 11, 2017. The notice must give a brief description of the business to be brought before the annual meeting, the reasons for conducting the business and the text of the proposal, as well as the name and address of the stockholder giving the notice and the beneficial owner on whose behalf the proposal is made, the number of shares owned and information about that beneficial ownership, all as detailed in our By-Laws. The notice must also describe any material interest the stockholder or beneficial owner has in the business and arrangements between such stockholder or beneficial owner and any other person in connection with the proposal and must include certain representations, all as detailed in our By-Laws.

To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2018 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Palo Alto, California headquarters) a written proposal no later than September 1, 2017. The submission must contain the information required under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

We do not expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Exchange Act, which includes matters that the proxyholders did not know were to be presented at least 90 days before the anniversary of the mailing of last year’s proxy statement.

Q:	How do I suggest potential candidates for director positions?

A:	A stockholder may suggest one or more potential candidates for consideration by the Board as nominees for election as one of our directors at an annual meeting of stockholders. This can be done by notifying our Corporate Secretary in writing (at our Palo Alto, California headquarters) not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2018 Annual Meeting of Stockholders will be no earlier than October 12, 2017 and no later than November 11, 2017. The notice must include all information about the potential candidate that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the potential candidate’s written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such stockholder and a beneficial owner on whose behalf the potential candidacy is made and their affiliates and associates, or others acting in concert, on the one hand, and each potential candidate, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the stockholder were a “registrant,” all as described in our By-Laws. The notice must also include certain additional information about and representations by the stockholder and/or the beneficial owner, all as detailed in our By-Laws.

Q:	How does the Board select nominees for election to the Board?

A:	The Nominating Committee will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate potential candidates differently based upon the source of the potential candidate. The Nominating Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of skills and characteristics on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to NYSE-listed companies and other regulatory requirements applicable to us. Please refer to “Proposal One—Election of Directors” and our Corporate Governance Guidelines for additional details on our policy, process and membership criteria. A stockholder may recommend potential candidates for director by notifying our Corporate Secretary in writing (at our Palo Alto, California headquarters) as detailed in the question and answer above.

Q:	How may I communicate with the Board of Directors?

A:	Stockholders and other interested parties may communicate directly with the Board, the Board’s Chairman or any other director or with the independent directors as a group or any other group of directors through the Board’s Chairman by sending an email to lead.director@varian.com. Messages received will be forwarded to the appropriate director or directors.

Q:	When and where is the Annual Meeting being held?

A:	The Annual Meeting will be held on Thursday, February 9, 2017 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304. If you need directions to the Annual Meeting so that you may attend or vote in person, please contact our Investor Relations department at investors@varian.com.

Q:	How can I find the results of the Annual Meeting?

A:	Preliminary results will be announced at the Annual Meeting. Final results also will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL ONE

ELECTION OF DIRECTORS

BOARD RECOMMENDATION VOTE “FOR” EACH OF THE NOMINEES

Our Board; Selection of Nominees

We commenced the declassification of our Board beginning with our 2016 Annual Meeting. At this Annual Meeting, you and the other stockholders will elect seven individuals to serve as directors for one-year terms that end at the 2018 Annual Meeting of Stockholders. Our three directors elected by stockholders at our 2015 Annual Meeting will serve out their three-year terms, and the entire Board will be elected annually commencing with the 2018 Annual Meeting of Stockholders.

Our Nominating Committee is charged with identifying, evaluating and recommending to the full Board director nominees. There are no minimum qualifications for directors. The Nominating Committee generally seeks individuals who have or provide:

•	Knowledge about our industries and technologies.

•	Experience in industries beyond healthcare;

•	International business experience;

•	Cultural, gender, ethnic or age diversity;

•	Experience in financial oversight and with the financial community, and a strong reputation with the financial community;

•	Experience in business management and the potential to succeed top management in the event of unexpected necessary Board intervention;

•	Broad experience at policy making level in business, government, education, technology or public interest; or

•	Business contacts, knowledge or influence useful to our business and product lines.

We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

When seeking new director candidates, the Nominating Committee will consider potential candidates for directors submitted by Board members, members of our management and our stockholders. The Nominating Committee does not evaluate candidates differently based upon the source of the nominee.

All of the nominees, Ms. Bostrom, Ms. Bruner, Ms. Dugan, Mr. Eckert, Mr. Laret, Mr. Reinhardt and Mr. Wilson, are now members of the Board.

We expect that Mr. Naumann-Etienne, Mr. Reinhardt and Mr. Wilson will be appointed to the board of directors of Varex Imaging Corporation at the time of the anticipated spin-off of Varex Imaging Corporation from the Company, and that Mr. Naumann-Etienne and Mr. Reinhardt would retire from the Board of the Company at such time. In the event that Mr. Naumann-Etienne and Mr. Reinhardt retire from our Board at the time of the spin-off, we would reduce the size of our Board from ten directors to eight directors.

The individuals named as proxyholders will vote your proxy for the election of the seven nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Set forth below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years, the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experience, qualifications, attributes or skills that led our Nominating Committee to conclude that each person should serve as a director. All of our directors have held high-level positions in companies and have experience in dealing with complex issues. We believe that each is an individual of high character and integrity and has the ability to exercise sound judgment.

Nominees for Election for a One-Year Term Ending with the 2018 Annual Meeting

Susan L. Bostrom Age: 56 Director Since: 2004 Independent

Principal occupation, business experience and directorships

•   Positions at Cisco Systems, Inc., a networking equipment provider:

•   Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs (January 2006—January 2011)

•   Senior Vice President (February 2000—January 2006), taking on responsibility for Worldwide Government Affairs in October 2002 and becoming Chief Marketing Officer in January 2006

•   Vice President, Internet Business Solutions Group (1998—February 2000)

•   Other Current Public Company Board Memberships: Cadence Design Systems, Inc., an electronic design company; Rocket Fuel Inc., a provider of artificial intelligence advertising solutions; and ServiceNow, Inc., an enterprise IT cloud company.

•   Public Company Board Memberships in Past Five Years: Marketo, Inc., a marketing automation SaaS company.

Experience, qualifications, attributes or skills supporting directorship

•   Extensive experience and service in leadership roles at one of the world’s leading technology companies;

•   Deep knowledge of marketing, government affairs, public policy and developing trends in networking and new media such as virtual collaboration, social media and information exchanges; and

•   Experience serving on the boards of directors and/or as a member of the compensation, nominating and corporate governance, strategy and IT committees of several public technology companies, a hospital, a university and a private company, and on the advisory board for two educational institutions.

Judy Bruner Age: 58 Director Since: 2016 Independent

Principal occupation, business experience and directorships

•   Positions at SanDisk Corporation, a global leader in flash memory storage solutions:

•   Executive Vice President, Administration and Chief Financial Officer (June 2004—May 2016)

•   Member of Board of Directors (June 2002—July 2004)

•   Senior Vice President and Chief Financial Officer, Palm, Inc., a manufacturer of personal digital assistants (September 1999—June 2004)

•   Vice President, Finance & Corporate Controller, 3Com Corporation, a digital electronics manufacturer (May 1998—September 1999)

•   Other Current Public Company Board Memberships: Brocade Communications Systems, Inc., a technology company specializing in data and storage networking products; Applied Materials, Inc., a provider of engineering solutions; Rapid7, a security data and analytics solutions provider.

Experience, qualifications, attributes or skills supporting directorship

•   Over 35 years of financial management experience in the high technology industry

•   Deep experience with compliance and enterprise risk management

•   Audit committee chair experience

•   Significant mergers and acquisitions experience

Regina E. Dugan Age: 53 Director Since: 2013 Independent

Principal occupation, business experience and directorships

•   Vice President of Engineering, Facebook, Inc. (leading Building 8, a team charged with developing and delivering next generation consumer hardware to market) (May 2016—Present)

•   Vice President of Engineering at Google, Inc., a global technology company, leading the Advanced Technology and Products group (a group charged with breakthrough innovations in mobile computing and accelerating the development of promising technologies to market) (February 2014—April 2016)

•   Senior Vice President, Google Inc. and Motorola Mobility LLC, a mobile technology company Google acquired in May 2012 (March 2012—February 2014)

•   Director, Defense Advanced Research Projects Agency (DARPA), a research and development organization of the U.S. Department of Defense (July 2009—March 2012)

•   Co-Founder, President and Chief Executive Officer, RedXDefense LLC, a security solutions company (2005—July 2009)

•   Co-Founder, President and Chief Executive Officer, Dugan Ventures, an investment firm (currently a non-voting partner) (2001—July 2009)

•   Other Current Public Company Board Memberships: Zynga Inc., a social game developer.

Experience, qualifications, attributes or skills supporting directorship

•   Experience leading DARPA, the principal agency within the U.S. Department of Defense responsible for research, development and demonstration of high-risk, high-payoff capabilities;

•   Familiarity with defense, security and commercial industries;

•   Expertise with a wide range of advanced technologies and demonstrated track record in moving to use new technologies, from sensor systems to big data products;

•   Years of experience serving in senior executive positions with responsibilities including fostering innovation and developing strategic business relationships across diverse industries and commercial entities large and small; and

•   Experience serving on the board of another public company.

R. Andrew Eckert Age: 55 Director Since: 2004 Chairman Since: 2014 Independent

Principal occupation, business experience and directorships

•   Chief Executive Officer, Valence Health, a healthcare solutions company (August 2015—October 2016)

•   Chief Executive Officer, TriZetto Corporation, a healthcare IT solutions firm (March 2014—November 2014)

•   Chief Executive Officer, CRC Health Corporation, a provider of substance abuse treatment and adolescent youth services (January 2011—March 2014)

•   Managing Director, Symphony Technology Group, a private equity firm (October 2009—January 2011)

•   President and Chief Executive Officer, Eclipsys Corporation, a former publicly traded healthcare information management software provider (October 2005—May 2009)

•   Chief Executive Officer, SumTotal Systems, Inc., an enterprise software provider (2004—2005)

•   Chief Executive Officer, Docent Inc., an enterprise software provider that was acquired by SumTotal Systems (2002—2004)

•   Chairman and Chief Executive Officer, ADAC Laboratories, a former publicly traded medical imaging company (1997—2001)

•   Other Current Public Company Board Memberships: Becton, Dickinson and Company, a global medical technology company.

Experience, qualifications, attributes or skills supporting directorship

•   Extensive experience obtained over 15 years serving as an executive officer of several public companies, including a medical imaging company and healthcare information management company;

•   Deep knowledge of operational, financial, strategic planning, product development and marketing matters; and

•   Experience serving on the board of directors of several public companies in the healthcare industry.

Mark R. Laret Age: 62 Director Since: 2007 Independent

Principal occupation, business experience and directorships

•   Chief Executive Officer, University of California, San Francisco Medical Center (April 2000—Present)

•   Chief Executive Officer, University of California, Irvine Medical Center (1995—March 2000)

•   Other Current Public Company Board Memberships: Nuance Communications, Inc., a provider of voice and language solutions.

Experience, qualifications, attributes or skills supporting directorship

•   In-depth knowledge of the healthcare industry, hospital operations and managed care industry;

•   Experience in strategic planning, finance, financial management of hospital and physician practice, medical education and clinical research, and business turnaround through service as chief executive officer of leading medical institutions; and

•   Experience serving on the board of directors of another public company in the technology sector.

Erich R. Reinhardt Age: 70 Director Since: 2012 Independent

Principal occupation, business experience and directorships

•   Advisor to the Chief Executive Officer of Siemens AG, a global technology company (May 2008—March 2011)

•   President and Chief Executive Officer, Siemens Healthcare, formerly Siemens Medical Solutions, a supplier to the healthcare industry (1994—April 2008)

•   Member of Managing Board, Siemens AG (2001—2008)

•   Current Board Memberships: Chairman, Medical Valley Europäische Metropolregion Nürnberg E.V., a national center of excellence for scientific medical technology in Germany; I-MED Network Ltd., an Australian medical imaging clinic network.

Experience, qualifications, attributes or skills supporting directorship

•   Extensive experience in medical device and healthcare industry;

•   Significant operational and international experience through service as a manager and executive in a leading international healthcare company,

including as managing director of Siemens India, a Mumbai Stock Exchange listed company; and

•   Experience serving as chairman of the board of a medical technology company and on the board of directors of private healthcare companies, a hospital and a research institute in Germany.

Dow R. Wilson Age: 57 Director Since: 2012

Principal occupation, business experience and directorships

•   Positions at the Company:

•   President and Chief Executive Officer (September 2012—Present)

•   Corporate Executive Vice President and Chief Operating Officer (October 2011—September 2012)

•   Corporate Executive Vice President and President, Oncology Systems (August 2005—September 2011)

•   Corporate Vice President and President, Oncology Systems (January 2005—August 2005)

•   Prior to joining the Company in January 2005, held various senior management positions within General Electric Company, a diversified industrial company

•   Public Company Board Memberships in Past Five Years: Saba Software, an e-learning software provider.

•   Presidential Appointment: Appointed to U.S. President’s Advisory Council on Doing Business in Africa in November 2014.

Experience, qualifications, attributes or skills supporting directorship

•   Deep knowledge of our business, strategy and technology gained through serving as President of our Oncology Systems business and Chief Operating Officer before becoming our President and Chief Executive Officer;

•   Significant knowledge of domestic and international medical and healthcare industries gained from serving in management positions at General Electric;

•   Critical insight into operational requirements of a company with worldwide reach, knowledge of corporate and business unit strategies, and operational expertise, each gained from executive management experience at two large, global organizations; and

•   Experience serving on the board of directors and as lead director of another public company.

Directors Continuing in Office Until the 2018 Annual Meeting

Timothy E. Guertin Age: 67 Director Since: 2005 Vice Chairman Since: 2012 Independent

Principal occupation, business experience and directorships

•   Positions at the Company:

•   Chief Executive Officer (February 2006—September 2012)

•   President (August 2005—September 2012)

•   Chief Operating Officer (October 2004—February 2006)

•   Corporate Executive Vice President (October 2002—August 2005)

•   President, Oncology Systems (1992—January 2005)

•   Corporate Vice President (1992—2002)

•   Other Current Public Company Board Memberships: Teradyne, Inc., a supplier of automatic test equipment.

Experience, qualifications, attributes or skills supporting directorship

•   Deep knowledge of our management structure, strategy and users of our technology, which he has gained over more than 30 years with the Company;

•   Extensive knowledge of radiation producing technologies, software controls and safety measures gained through service in various leadership roles,

including President and Chief Executive Officer of the Company and President of our Oncology Systems business

•   Broad experience in product development, regulatory, marketing, financial and operational matters;

•   Service on the board of directors of a public company; a medical technology company; several medical, healthcare and technology industry organizations and as a former director and chairman of the board of directors of TechAmerica (a nationwide technology trade association); and

•   Service on the board of trustees and as treasurer of the Radiation Oncology Institute (ROI, a non-profit organization engaged in cancer treatment research).

David J. Illingworth Age: 63 Director Since: 2011 Independent

Principal occupation, business experience and directorships

•   Chief Executive Officer, Smith & Nephew plc, a medical devices company (July 2007—April 2011)

•   Chief Operating Officer and Division President, Smith & Nephew plc (2002—July 2007)

•   Other Senior Management Experience: President, XL Vision, Inc.; Chairman and Chief Executive Officer, VidaMed, Inc.; President, Nellcor Puritan Bennett LLC; and Managing Director, Asia/Pacific, GE Medical Systems.

•   Other Current Public Company Board Memberships: Domtar, Inc., a manufacturer of fiber-based products.

•   Public Company Board Memberships in Past Five Years: Smith & Nephew plc.

Experience, qualifications, attributes or skills supporting directorship

•   In-depth knowledge of the medical technology industry;

•   Extensive experience in sales, operations and general management in the United States, United Kingdom and Asia through his service as an executive of various medical technology companies; and

•   Service on the board of directors and as a member of the audit committee and the environmental, health, safety and sustainability committee, of another public medical device company.

Ruediger Naumann-Etienne Age: 70 Director Since: 2003 Independent

Principal occupation, business experience and directorships

•   Owner and Managing Director, Intertec Group, an investment company specializing in the medical technology field (1989—present)

•   Chairman of the Board of Directors, Cardiac Science Corporation, a provider of cardiology products (2006—2010)

•   Vice-Chairman of the Board of Directors, Cardiac Science Corporation (2005—2006)

•   Chairman of Quinton Cardiology Systems, a predecessor Cardiac Science Corporation (2000—2005)

•   Chairman of the Board of Directors, OEC Medical Systems, a provider of interoperative imaging solutions, acquired by General Electric Company (1993—1999)

•   Other Current Public Company Board Memberships: IRIDEX Corporation, a provider of light-based medical systems and delivery devices.

•   Public Company Board Memberships in Past Five Years: Encision Inc., a provider of laparoscopic surgery instruments; and Bio-Rad Laboratories, Inc.

Experience, qualifications, attributes or skills supporting directorship

•   Experience working in the medical device business for more than three decades;

•   Experience working in senior business and finance executive roles with a leading electronics company for a decade;

•   Extensive experience with finance and mergers and acquisitions;

•   International experience, having lived and worked in Europe and Latin America, and gained fluency in four languages; and

•   Service as Chief Executive Director, Chairman or director, and a member of the audit, nominating and compensation committees, of a number of public medical device companies.

Director Qualifications Matrix

The following matrix is provided to illustrate the skills and qualifications of our Board, as tied to our corporate strategic objectives, and demonstrate our commitment to inclusiveness and diversity.

Governance of the Corporation

Overview

We are committed to strong corporate governance, and have adopted policies and practices that comply with or exceed the NYSE listing requirements and the Exchange Act. These policies and practices include:

Ethical Conduct and Strong Governance

•	The Board’s Ethics and Compliance Committee (the “Ethics Committee”) oversees our ethical compliance programs and compliance with requirements involving legal and ethical business conduct.

•	The Board’s Corporate Governance Guidelines articulate clear corporate governance policies, which include basic director duties and responsibilities.

•	The Board has adopted a Code of Conduct applicable to all of our employees, including the executive officers, and to our directors.

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We have hotlines for employees to report concerns regarding ethics and financial matters, including accounting, internal controls and audit concerns, and the Audit Committee has established procedures for anonymous submission of these matters.

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The Board has adopted a policy regarding conflicts of interest and “related-person transactions” under which potential conflicts of interest and related-person transactions must be reviewed and pre-approved by the Nominating Committee. The Nominating Committee has determined that certain categories of transactions are pre-approved under this policy. Please refer to the discussion under “Certain Relationships and Related Transactions” for more information on this policy and the related procedures.

•	Directors are expected to attend all stockholder meetings, and all current directors that were members of the Board at the time of the 2016 Annual Meeting of Stockholders attended the Annual Meeting.

•	The Board conducts an annual assessment on its effectiveness and the effectiveness of each of its committees.

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The Board encourages director continuing education through a mix of in-house and third-party presentations and programs. The Nominating Committee is charged with tracking director continuing education. We pay or reimburse directors for expenses associated with attending these continuing education events.

•	We did not renew our stockholders’ rights plan when it expired in December 2008.

Director Independence

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In fiscal year 2014, the Board appointed an “independent” non-employee director as Chairman, and since 2006 we have separated the roles of Chairman and Chief Executive Officer. Mr. Eckert served in the capacity of lead independent director from February 2012 to February 2014 and has served as Chairman since February 2014.

•

A majority of the Board members are independent of the Company and our management. The definition of “independent” is included in our Corporate Governance Guidelines, which can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com.

•	All members of our key Board committees—the Audit Committee, the Compensation Committee, the Ethics Committee and the Nominating Committee—are independent.

Majority Voting

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Our Corporate Governance Guidelines currently include a policy under which an incumbent director in an uncontested election who is elected by a plurality but does not receive the majority of the votes cast is obligated to offer his or her resignation to the Board.

•

The Company’s Bylaws and Corporate Governance Guidelines were recently amended to include a majority voting standard for uncontested director elections commencing at our 2018 Annual Meeting. Going forward, if the number of nominees timely nominated for an annual meeting does not exceed the number of directors to be elected, each director shall be elected if the number of votes cast “for” the election of the director exceeds those cast “against” such director. Any incumbent director who is not re-elected by the majority voting standard will be required to tender his or her resignation promptly following the certification of the stockholders’ vote. The Nominating and Corporate Governance Committee will consider such resignation and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the certification of the stockholders’ vote and will promptly disclose publicly its decision regarding whether to accept the director’s resignation.

Board Structure

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We are in the process of declassifying our Board. Commencing with our 2016 Annual Meeting, any director standing for election has been and will be elected for a one-year term and our entire Board will be elected annually commencing with the 2018 Annual Meeting of Stockholders.

•	The Board has since August 2011 added four new independent directors to the Board, including most recently Ms. Bruner, and has a commitment to inclusiveness and diversity.

•

The Board has adopted a guideline for director retirement that provides that a director should not serve on the Board for more than 15 years or after a director reaches the age of about 75. This guideline may be adjusted as the Board deems appropriate.

•	Our Corporate Governance Guidelines contain committee rotation guidelines that recommend adding a new member to each committee every three years.

•

The annual cycle of agenda items for Board and committee meetings reflects Board and committee requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance, legal and compliance departments and major business units and operations, and reviews enterprise risk at least annually. The Board’s and committees’ annual agenda includes, among other items, our long-term strategic plans, periodic reports on progress against long-term strategic plans, emerging and disruptive technologies, potential acquisition or investment targets, capital projects and evaluation of the Chief Executive Officer and management and Board succession.

Director & Executive Compensation

•	The Board has adopted stock ownership guidelines for our directors and executive officers. Each non-employee director is expected to own shares valued at five times the directors’ annual retainer fee.

•	The Board has adopted a recoupment policy to recover certain incentive payments made to executives in the event of a restatement of our financial statements.

•	The Board has eliminated certain perquisites for executives, including the Executive Car Program and tax gross-ups.

Director Independence

The Board has determined that Ms. Bostrom, Ms. Bruner, Ms. Dugan, Mr. Eckert, Mr. Guertin, Mr. Illingworth, Mr. Laret, Mr. Naumann-Etienne and Mr. Reinhardt are “independent” for purposes of the

NYSE listing requirements and under our Corporate Governance Guidelines. Mr. Wilson, our President and Chief Executive Officer, is an employee and therefore not “independent.” The Board considered transactions and relationships, both direct and indirect, between each director (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Ms. Bostrom, Ms. Bruner, Ms. Dugan, Mr. Eckert, Mr. Guertin, Mr. Illingworth, Mr. Laret, Mr. Naumann-Etienne and Mr. Reinhardt has any material relationship, either direct or indirect, with us other than as a director and stockholder.

Additionally, in making its determination the Board analyzed the following relationships and determined that these relationships are immaterial and are not inconsistent with a determination that these directors are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines:

•	Ms. Bostrom serves as an outside director of a hospital and a university that are customers of ours, and as an outside director of one of our service providers.

•	Mr. Eckert serves as an outside director of a company from whom we are licensing and with whom we are developing certain technology.

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Mr. Laret is the Chief Executive Officer of UCSF Medical Center, which is a customer of ours and with whom we have a research agreement. We have also made charitable donations to UCSF Medical Center and the Regents of the University of California in the past.

Board Meetings

The Board met six times in fiscal year 2016. Four of these Board meetings included executive sessions of either the independent directors or the non-management directors, or both, with Mr. Eckert presiding at such meetings. We have five standing committees of the Board: the Audit Committee, the Compensation Committee, the Ethics Committee, the Nominating Committee and the Executive Committee. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they served that were held in fiscal year 2016. Directors are encouraged to attend meetings of committees on which they do not serve as members. However, each of the Audit Committee, the Compensation Committee, the Ethics Committee and the Nominating Committee regularly hold executive sessions of only the committee members or non-management directors.

Board Leadership Structure

The Board has adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These Guidelines address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not indicate a particular Board structure, and the Board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The Board has determined that having Mr. Eckert, who is “independent” within the meaning of the NYSE listing standards, serve as Chairman and Mr. Wilson serve as Chief Executive Officer is in the best interests of the stockholders. We have separated the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Director Stock Ownership Guidelines

To align the Board’s interests with the interests of our stockholders, the Board has adopted stock ownership guidelines for its members. The guidelines state that each director should own shares of common stock

(including Deferred Stock Units) with a value at least equal to five times his or her applicable annual retainer fee. Directors who were first appointed or elected to the Board after February 2004 must achieve the guideline within five years after such appointment or election. At the end of fiscal year 2016, all directors met the guidelines or were within the allowed time frame for meeting the guidelines. Under our insider trading policy, purchases on margin and the buying and selling of puts and calls of Company securities are prohibited.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee, the Compensation Committee, the Ethics Committee and Nominating Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management, as well as external advisors such as Pay Governance LLC and PricewaterhouseCoopers LLP (“PwC”), on areas of material risk to us, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally provides a summary to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with our compensation policies. The Ethics Committee assists the Board in oversight and monitoring of principal risks related to ethical compliance matters, such as compliance with anti-corruption and anti-bribery laws, as well as related mitigation efforts. The Nominating Committee assists the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Board Committees and Committee Meetings

Each of our standing committees has a written charter approved by the Board that clearly establishes the committee’s roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, the Ethics Committee, the Executive Committee and the Nominating Committee, as well as our Corporate Governance Guidelines and Code of Conduct, can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com. Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

Audit Committee

Chair: Ms. Bruner

Additional Members: Mr. Eckert, Mr. Illingworth and Mr. Naumann-Etienne

Meetings in Fiscal Year 2016: 11

Functions

The Audit Committee performs the following principal functions:

•	Oversees our accounting and financial reporting process and audits of financial statements.

•

Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and of the independent registered public accounting firm and (v) the principal risk exposures facing the corporation that are related to financial statements, legal, regulatory and other similar matters, as well as the corporation’s related mitigation efforts.

•	Prepares the Audit Committee Report included in our proxy statement.

•	Reviews and approves our foreign exchange exposure management policy, including but not limited to entering swaps thereunder and the exemption of swaps from any execution and clearing requirements.

•	Reports to the Board the results of its monitoring and recommendations.

•	Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board’s attention.

Member Qualifications

Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the NYSE listing requirements. The Board has determined that Ms. Bruner is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon her experience as the chief financial officer of Sandisk Corporation between 2004 and 2016 and as the chief financial officer of Palm, Inc. between 1999 and 2004 and her formal education represented by her MBA from the University of Santa Clara. The Board has determined that Mr. Naumann-Etienne is also an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon his experience as the chief financial officer and principal accounting officer of Diasonics, Inc. between 1984 and 1987 and as group controller for Texas Instruments Inc. between 1982 and 1984, and his formal education represented by his doctorate degree in international finance from the University of Michigan. The Board has determined that Mr. Eckert is also an “audit committee financial expert” based upon his experience as the chief executive officer of Eclipsys Corporation from 2005 to 2009, of SumTotal Systems Inc. from 2004 to 2005, of Docent, Inc. from 2002 to 2004, and of ADAC Laboratories from 1997 to 2001, as well as other business experience, and his formal education represented by his Masters in Business Administration from the Stanford Graduate School of Business. The Board has also determined that Mr. Illingworth is financially literate based upon his familiarity with financial statements and his experience as chief executive officer of Smith & Nephew plc.

Compensation and Management Development Committee

Chair: Ms. Bostrom

Additional Members: Mr. Eckert and Mr. Laret

Meetings in Fiscal Year 2016: 9

Functions

The Compensation Committee performs the following principal functions:

•	Discharges the Board’s responsibilities relating to compensation of our executive officers.

•	Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

•	Administers our stock and cash incentive plans.

•	Provides advice on management development matters that have major implications for the growth, development and depth of our management team, including reviewing succession plans.

•	Reviews and discusses with management and recommends to the Board whether the disclosures under “Compensation Discussion and Analysis” should be included in our proxy statement.

•

Assesses, at least annually, the risks associated with our compensation policies, and reports to the Board and the Audit Committee whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

The Compensation Committee determines all compensation for our executive group. Before making decisions on compensation for each of the executives other than the Chief Executive Officer (“CEO”), the Compensation Committee reviews with our CEO each individual’s performance and accomplishments over the prior year. Except for his own position, our CEO makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. However, the Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. The Compensation Committee meets alone with its independent advisors to develop and establish a proposal for CEO pay. This proposal is also reviewed with the other independent members of the Board.

Compensation Committee Advisors

To independently assist and advise the Compensation Committee, the Compensation Committee retained Frederic W. Cook, & Co., Inc. (“FWC”) until April 2016 and has retained Pay Governance since May 2016. The engagement with Pay Governance is, and engagement of FWC was, exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses. FWC had, and Pay Governance has, no relationship with the Company or management except as it may relate to performing services on behalf of the Compensation Committee. The Compensation Committee has assessed the independence of FWC and Pay Governance pursuant to SEC rules and concluded that no conflict of interest exists that would prevent them from independently representing the Compensation Committee.

Typically, on an annual basis, the compensation consultant reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. The compensation consultant provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. The compensation consultant advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals and is available to perform special projects at the Compensation Committee chair’s request. The compensation consultant also periodically provides the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. The compensation consultant provides analyses and recommendations that inform the Compensation Committee’s decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with the compensation consultant on program design changes.

Member Qualifications

In addition to being independent, each member of the Compensation Committee is a “non-employee director” for purposes of the Exchange Act and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Ethics and Compliance Committee

Chair: Mr. Illingworth

Additional Members: Ms. Dugan, Mr. Guertin, Mr. Naumann-Etienne, Mr. Reinhardt

Meetings in Fiscal Year 2016: 4

Functions

The Ethics Committee performs the following principal functions:

•	Oversees compliance with legal and regulatory requirements.

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Oversees compliance program(s) designed to foster legal and ethical business conduct, related to business ethical conduct and interactions with government officials, as well as interactions with healthcare providers.

Nominating and Corporate Governance Committee

Chair: Mr. Laret

Additional Members: Ms. Bostrom, Ms. Dugan, Mr. Guertin and Mr. Reinhardt

Meetings in Fiscal Year 2016: 6

Functions

The Nominating Committee performs the following principal functions:

•

Develops and recommends to the Board corporate governance principles, including our Corporate Governance Guidelines, Code of Conduct and policy regarding conflicts of interest and related person transactions.

•	Identifies, evaluates and recommends to the Board potential nominees to the Board, including stockholder suggestions.

•

Reviews with the Board annually the independence, skills and characteristics of all individual members and the skills and characteristics of the Board as a whole in determining whether to recommend incumbent directors for re-election.

•

Evaluates and makes recommendations to the Board concerning the size of the Board, the appointment of directors to Board committees, the qualifications of committee members and the selection of Board committee chairs.

•	Oversees the annual review of director independence and evaluation of the Board’s performance.

Executive Committee

Chair: Mr. Eckert

Additional Members: Mr. Laret and Mr. Naumann-Etienne

Meetings in Fiscal Year 2016: 0

Functions

The Executive Committee performs the following principal functions:

•	Acts on matters when a meeting of the full Board is impracticable.

•	Has all the powers of the Board except those powers reserved by law to the full Board.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

BOARD RECOMMENDATION

VOTE “FOR” THE APPROVAL OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

Under an amendment to the Exchange Act adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders are able to vote to approve, on an advisory (non-binding) basis (an “Advisory Vote on Compensation”) the compensation of the named executive officers.

Varian’s Key Executive Compensation Principles

The key principles underlying our executive compensation programs include:

•

Our compensation programs are designed to reward, retain and attract executives to drive business strategy, achieve our short- and long-term goals and provide continued success for our customers, stockholders, employees and communities;

•	We have adopted a pay-for-performance philosophy that links competitive levels of compensation to achievements of overall strategy, business goals and individual performance; and

•

We intend to keep our compensation program strongly aligned with the interests of our stockholders and sound compensation governance principles, including strong CEO ownership requirements, recoupment provisions and robust anti-hedging and anti-pledging policies.

Varian’s Fiscal Year 2016 Performance and Executive Compensation

Fiscal year 2016 marked the beginning of an important transition for the Company as we prepared to focus the Company exclusively on the cancer care market and to spin-off of our Imaging Components business. As we set the foundation for future growth opportunities, the Company achieved solid results for stockholders during the year:

•	Strong total shareholder return. Our total stockholder return (“TSR”) increased 34.9% in fiscal year 2016, a significant improvement over 2014 and 2015, due to strong operating results.

•

Increased earnings per share and operating results. Our fiscal year 2016 reported results for Revenue, EBIT, Adjusted EBIT and Earnings Per Share (“EPS”) exceeded our fiscal year 2015 reported results as follows*:

*	Revenue, EBIT and EPS are reported in the Company’s Form 10-K Annual Report for the year ended September 30, 2016 and “EBIT” refers to GAAP operating earnings as reported in the Form 10-K Annual Report for the year ended September 30, 2016. “Adjusted EBIT” refers to non-GAAP operating earnings as reported in the Company’s Form 8-K Current Report filed as of October 26, 2016. The Company’s Form 8-K Current Report filed as of October 26, 2016 includes additional information regarding how non-GAAP operating earnings are calculated and reconciled to GAAP operating earnings.

Performance-Vested Equity Awards. In fiscal year 2016, 63% of the target value of our long-term incentive awards (“LTI”) for our CEO and other NEOs was granted in the form of Performance Share Units (“PSUs”) that vest based on EPS results and TSR performance relative to an index of healthcare equipment industry companies.

•

Use of rigorous performance goals in our incentive plans. Our fiscal year 2014-2016 PSUs illustrate our rigorous performance goals. Consistent with our pay for performance philosophy, executives earned 39.9% of PSU awards due to our EPS growth relative to target and TSR relative to the Dow Jones U.S. Medical Equipment Index, as further explained in “Compensation Discussion and Analysis—Fiscal 2016 Performance Share Unit Plan.”

Performance Measure	Target	Actual	PSUs Earned
Average EPS Growth Rate	6.75%	4.79%	53.2%
Relative TSR Ranking Modifier	50%	21%	75%
2014-2016 PSUs Earned			39.9%

The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion, is hereby APPROVED.

As an advisory vote, the vote on Proposal Two is not binding. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

PROPOSAL THREE

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

BOARD RECOMMENDATION

VOTE TO HOLD AN ADVISORY VOTE TO APPROVE EXECUTIVE

COMPENSATION EVERY “ONE YEAR”

Background to Advisory Vote

The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future Advisory Votes on Compensation. By voting on this Proposal Three, you may indicate whether you would prefer that we hold an Advisory Vote on Compensation every one, two or three years or abstain from casting a vote on this proposal. It is our strong belief, and the Board’s recommendation, that this vote occur every one year.

Reason for the Board Recommendation

Our Board of Directors has determined that an Advisory Vote on Compensation every one year will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

PROPOSAL FOUR

APPROVAL OF THE VARIAN MEDICAL SYSTEMS, INC.

FOURTH AMENDED AND RESTATED 2005 OMNIBUS STOCK PLAN

BOARD RECOMMENDATION

VOTE “FOR” APPROVAL OF THE VARIAN MEDICAL

SYSTEMS, INC. FOURTH AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

We are asking you and the other stockholders to approve the Varian Medical Systems, Inc. Fourth Amended and Restated 2005 Omnibus Stock Plan (referred to elsewhere in this proxy statement as the “Amended Stock Plan”), which is the fourth amendment and restatement of the 2005 Omnibus Stock Plan (the “2005 Stock Plan”), in order to, among other things, (i) permit us to grant stock awards under the Amended Stock Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, and (ii) set a limit on the total value of equity and cash compensation that may be paid to each of our non-employee directors during each fiscal year.

Reasons to Approve the Amended Stock Plan

Approval of the Amended Stock Plan by our stockholders constitutes approval of terms and conditions set forth in the Amended Stock Plan and is intended to permit the Company to preserve the tax deductibility of stock options, stock appreciation rights (“SARs”) and performance awards granted under the Amended Stock Plan to certain executive officers. Generally, Section 162(m) of the Code limits the deduction that a publicly held company may take on compensation paid in any given taxable year to the company’s principal executive officer and the next three most highly compensated executive officers other than the company’s principal financial officer to $1,000,000 per person. However, the $1,000,000 limit on deductibility does not apply if such excess payments are “performance-based compensation” under Section 162(m). For the grant of awards under a plan to qualify as “performance-based compensation”, the plan, among other things, must: (i) describe the employees eligible to receive such awards, (ii) provide a per-person limit on the number of shares subject to stock options, SARs and performance stock awards that may be granted to any employee under the plan during a specified period, and (iii) include one or more pre-established business criteria upon which the performance goals for performance awards may be granted (or become vested or exercisable). These terms must be approved by our stockholders at least every five years and the Third Amended and Restated 2005 Omnibus Stock Plan was last approved by our stockholders for purposes of Section 162(m) at the Annual Meeting of Stockholders held on February 9, 2012. Accordingly, our stockholders are being requested to approve the Amended Stock Plan.

The Amended Stock Plan is also being submitted to our stockholders for approval to place a limit on compensation that may be paid to our non-employee directors each fiscal year. On November 18, 2016, based on the recommendations of the Compensation Committee, our Board of Directors approved the Amended Stock Plan, subject to stockholder approval, to provide that the maximum number of shares subject to stock awards granted during a single fiscal year under the Amended Stock Plan or otherwise, if any, taken together with any cash fees paid during such fiscal year for services on the Board of Directors, will not exceed $625,000 in total value for any non-employee director serving as the lead director or chair and $525,0000 in total value for any other non-employee director. Our Board of Directors adopted a limit on director compensation in order to place a reasonable limit on the aggregate amount of equity and cash compensation that may be awarded to each non-employee director during each fiscal year. In setting such a limit, our Board of Directors in consultation with the Compensation Committee and based on the input provided by Pay Governance LLC, the Compensation Committee’s independent compensation consultant, considered the effectiveness and reasonableness of the equity and cash compensation that we offer to our non-employee directors along with industry benchmarks, the current and future responsibilities of our non-employee directors, and whether such a limit provides sufficient flexibility to adjust non-employee director compensation in the future if such changes are necessary to remain competitive with our peers. We believe that such a limit allows us to stay within reasonable bounds of what the market requires in a competitive environment, while also placing meaningful restrictions on the amount of compensation that may be awarded to our non-employee directors.

The 2005 Plan was also amended and restated to reflect certain best practices, including among other things, addressing the treatment of stock awards in the event of a corporate transaction, providing that stock awards granted under the plan will be subject to any recoupment policy required to be adopted under the Dodd-Frank Act and adjusting the limit on how many shares can be withheld to satisfy taxes to take into account certain changes to the accounting rules.

Based on the reasons above, the Board of Directors recommends that our stockholders approve the Amended Stock Plan. The Board believes that the Amended Stock Plan is an important part of our overall compensation strategy, allowing us to attract, motivate and reward key employees, while balancing the Company’s interests in having fully deductible compensation. The Board also believes that it is important to set a maximum limit on the compensation that may be paid to each of our non-employee directors during each fiscal year. Finally, the Board of Directors believes that the Amended Stock Plan better reflects current market practice.

Description of the Amended Stock Plan

Set forth below is a summary of the other principal features of the Amended Stock Plan and its operation. The Amended Stock Plan is set forth in its entirety as Appendix A to this Proxy Statement, and all descriptions of the Amended Stock Plan contained in this Proposal Four are qualified by reference to Appendix A.

History of the Amended Stock Plan

The 2005 Stock Plan was originally adopted by the Board of Directors on November 19, 2004 and became effective upon its approval by our stockholders at the Annual Meeting of Stockholders held on February 17, 2005. On December 7, 2005, our Board of Directors approved the Amended and Restated 2005 Omnibus Stock Plan, an amendment and restatement of the 2005 Stock Plan, which became effective upon its approval by our stockholders at the Annual Meeting of Stockholders held on February 16, 2006. On November 17, 2006, our Board of Directors approved the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan (the “Second Amended Stock Plan”), the second amendment and restatement of the 2005 Stock Plan, which became effective upon its approval by our stockholders at the Annual Meeting of Stockholders held on February 15, 2007. Three amendments to the Second Amended Stock Plan were subsequently approved by our stockholders on February 14, 2008, February 12, 2009 and February 11, 2010, each increasing the maximum number of shares of our common stock available for awards. On November 11, 2011, the Board approved the Varian Medical Systems, Inc. Third Amended and Restated 2005 Omnibus Stock Plan, the third amendment and restatement of the 2005 Stock Plan, which became effective upon its approval by our stockholders at the Annual Meeting of Stockholders held on February 9, 2012. On November 18, 2016, the Board approved the Amended Stock Plan, which will become effective upon its approval by our stockholders at the Annual Meeting of Stockholders (the Amended Stock Plan, together with the 2005 Stock Plan and each of the amendment and restatements of the 2005 Stock Plan, the “2005 Stock Plans”).

Purpose

The Amended Stock Plan is intended to increase incentives and to encourage share ownership on the part of (1) employees of the Company and its affiliates, (2) consultants who provide significant services to the Company and its affiliates, and (3) non-employee directors of the Company. The Amended Stock Plan also is intended to further the growth and profitability of the Company. Additionally, the Amended Stock Plan is intended to permit the grant of stock awards that qualify as performance-based compensation under Section 162(m) of the Code, subject to compliance with the requirements of Section 162(m) of the Code.

Types of Stock Awards

The Amended Stock Plan provides for the granting of stock options, SARs, restricted stock, restricted stock units (“RSUs”), performance units, performance shares and deferred stock units (“DSUs”) (collectively, “stock awards”) to eligible Amended Stock Plan participants. The Amended Stock Plan also provides for the grant of non-qualified stock options and DSUs to our non-employee directors.

Share Reserve

The maximum number of shares that may be issued pursuant to stock awards granted under the Amended Stock Plan is 24,950,000 shares. The Amended Stock Plan also provides that this maximum number of shares may be increased by (i) such number of shares as may be granted in substitution of other options in connection with a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), (ii) such number of shares authorized for issuance, but not issued, under the Varian Medical Systems, Inc. Omnibus Stock Plan (the “Prior Omnibus Plan”) and the Varian Medical Systems, Inc. 2000 Stock Plan (collectively, the “Prior Plans”) as of February 17, 2005 and (iii) such number of shares subject to any stock awards granted under the Prior Plans that terminate, expire or lapse for any reason. The Amended Stock Plan further provides that the maximum number of shares may be increased by such number of shares subject to any stock awards granted under the Amended Stock Plan that terminate, expire or lapse for any reason (plus the number of additional shares, if any, that counted against the share pool using the share counting rule in effect at the time the stock award was granted). In addition, shares issued pursuant to stock awards assumed or issued in substitution of other awards in connection with the acquisition by the Company of an unrelated entity will not reduce the maximum number of shares issuable under the Amended Stock Plan. Except as otherwise provided in the Amended Stock Plan, if fewer shares are issued in settlement of a stock award than were covered by such stock award, then the shares not issued will not be available for issuance under the Plan. Shares issued under the Amended Stock Plan may be either authorized but unissued shares or treasury shares.

For purposes of determining the number of shares available for stock awards under the Amended Stock Plan against the maximum number authorized, stock options and SARs count as one share for every one share issued, and any shares issued under stock awards granted pursuant to the Amended Stock Plan (including DSUs), other than stock options or SARs, count as 2.6 shares for every one share issued.

In addition, the Amended Stock Plan does not contain an evergreen provision, pursuant to which the share pool would be automatically increased each year based on a specified formula.

As of September 30, 2016, the number of shares available for stock awards under the Amended Stock Plan was 4,612,381 shares and 3,505,578 shares were subject to outstanding awards granted under the 2005 Stock Plans and 14,790 shares were subject to an outstanding restricted stock award granted under the Prior Omnibus Plan. As of September 30, 2016, stock options to purchase approximately 2,557,488 shares that were granted under the 2005 Stock Plans were outstanding, the weighted-average exercise price of such stock options was $78.25, and the weighted-average remaining term of such stock options was 4.7 years. As of September 30, 2016, awards other than stock options covering an aggregate of 948,090 shares that were granted under the 2005 Stock Plans were outstanding, which includes 669,044 shares subject to RSUs, 233,062 shares subject to performance units, and 45,984 shares subject to DSUs. As of September 30, 2016, the closing price of our common stock as reported on the NYSE was $99.53 per share. No shares were available for equity awards under any other of our plans, except our 2010 Employee Stock Purchase Plan (“ESPP”).

Administration of the Amended Stock Plan

The Compensation Committee will administer the Amended Stock Plan. The members of the Compensation Committee must qualify as “non-employee directors” under Rule 16b-3 under the Exchange Act, as “independent directors” under Section 303A.02 of the NYSE listing requirements and as “outside directors” under Section 162(m) (for purposes of qualifying stock awards under the Amended Stock Plan as performance-based compensation under Section 162(m)).

Subject to the terms of the Amended Stock Plan, the Compensation Committee has the sole discretion to determine the employees and consultants who will be granted stock awards, the size and types of these stock awards, and the terms and conditions of these stock awards. Subject to applicable law and certain other limitations, the Compensation Committee may delegate all or any part of its authority and powers under the Amended Stock Plan to a committee of one or more directors and/or to officers of the Company. The Board of Directors will determine and administer options and DSUs granted to non-employee directors.

No Repricing, Underpriced Options or Reload Options

The Amended Stock Plan expressly prohibits the re-pricing of stock options and SARs (except for proportional adjustments associated with stock dividends, mergers, consolidations, split-ups, share combinations or other change in our corporate structure affecting shares of common stock), without stockholder consent. Furthermore, the Amended Stock Plan does not permit the granting of discounted stock options or SARs, or the “re-loading” of stock options, which is the automatic grant of a new stock option upon exercise of an existing stock option.

Eligibility to Receive Stock Award Grants

Employees and consultants of the Company and its affiliates and the Company’s non-employee directors are all eligible to participate in the Amended Stock Plan. As of September 30, 2016, for equity plan purposes we had a total of approximately 7,500 employees, approximately 300 consultants and nine non-employee directors who would be eligible to be granted awards from the Amended Stock Plan.

Stock Options

The Compensation Committee may grant non-qualified stock options to purchase shares of our common stock, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. Incentive stock options may only be granted to employees of the Company or its subsidiaries. The Compensation Committee will determine the number of shares covered by each option, but during any fiscal year, no participant may be granted options for more than 4,000,000 shares.

The Compensation Committee sets the exercise price for each option, which cannot be less than 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value on the date of grant if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries.

Nevertheless, substitute options may be granted at less than fair market value to employees or consultants who receive options in connection with a corporate reorganization. Also, the aggregate fair market value of the shares (determined on the date of grant) covered by incentive stock options that first become exercisable by any participant during any calendar year may not exceed $100,000.

The exercise price of each option must be paid in full at the time of exercise. The Compensation Committee may permit payment through the tender of shares of our common stock that are already owned by the participant, or by any other means that the Compensation Committee determines to be consistent with the Amended Stock Plan’s purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Options become exercisable at the times and on the terms established by the Compensation Committee. Options expire at the times established by the Compensation Committee, which generally will not be more than seven years after the date of grant. If the participant terminates services prior to an option’s normal expiration date, the period of exercisability may be shorter depending on the reason for the termination. The Compensation Committee may extend the maximum term of any option granted under the Amended Stock Plan, subject to the seven-year or earlier limits set forth in the Amended Stock Plan.

Stock Appreciation Rights

The Compensation Committee will determine the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The Compensation Committee will determine the number of shares covered by each SAR, but during any fiscal year no participant may be granted SARs for more than 2,000,000 shares. Upon exercise of a SAR, the participant will receive payment from us in an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise over the grant price (fair market value of a share on the date of grant), by (ii) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of our common stock, as determined by the Compensation Committee. SARs are exercisable at the times and on the terms established by the Compensation Committee.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Compensation Committee. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The Compensation Committee will determine the number of shares subject to a restricted stock or RSU award, but during any fiscal year no participant may be granted more than 400,000 shares of restricted stock or RSUs.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Compensation Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Compensation Committee may determine to grant restricted stock or RSUs only if performance goals established by the Compensation Committee are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Compensation Committee. Please refer to the discussion below under “—Performance Goals” for more information.

Performance Units and Performance Shares

Performance units and performance shares are stock awards that will result in a payment to a participant only if performance goals that the Compensation Committee establishes are satisfied. The initial value of each Performance Unit will not exceed and the initial value of each performance share will equal the fair market value (on the date of grant) of a share of our common stock. The Compensation Committee will determine the applicable performance goals, which may be applied on a Company-wide or an individual business unit basis, as deemed appropriate in light of the participant’s specific responsibilities. Please refer to the discussion below under “—Performance Goals” for more information.

In addition to the performance requirements discussed above, performance units and performance shares are subject to additional limits set forth in the Amended Stock Plan. During any fiscal year, no participant will receive more than 400,000 performance units or performance shares.

Performance Goals

The Compensation Committee in its discretion may make performance goals applicable to a participant with respect to a stock award. Performance goals may be measured over any fiscal period not to exceed three consecutive fiscal years, as determined by the Compensation Committee. Currently, at the Compensation Committee’s discretion, one or more of the following performance goals may apply: EBIT, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue, stockholder return, orders or net orders, expenses, cost of goods sold, profit/loss or profit margin, working capital, operating income, cash flow, market share, return on equity, economic value add, stock price of our stock, price/earnings ratio, debt or debt-to-equity ratio, accounts receivable, cash, write-offs, assets, liquidity, operations, intellectual property (e.g., patents), product development, regulatory activities, manufacturing, production or inventory, mergers, acquisitions or divestitures, financings, days sales outstanding, backlog, deferred revenue and employee headcount.

Under the Amended Stock Plan, certain performance goals are specifically defined. EBIT means the Company’s or a business unit’s income before reductions for interest and taxes. EBITDA means the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization. Earnings per share means the Company’s or a business unit’s net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means the Company’s or a business unit’s income after taxes. Operating cash flow means the Company’s or a business unit’s sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or a business unit’s, as applicable, average net assets. Return on equity means the percentage equal to the Company’s net income, divided by average stockholders’ equity. Return on sales means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or the business unit’s, as applicable, revenue. Revenue means the Company’s or a business unit’s sales. Net orders means the Company’s or a business unit’s net orders calculated for and reported in the Company’s quarterly financial earnings. Stockholder return means the total return (change in price plus reinvestment of any dividends) of a share.

Non-Employee Director Compensation Limit

The maximum number of shares of our common stock subject to stock awards granted during a single fiscal year under the Amended Stock Plan or otherwise, if any, taken together with any cash fees paid during such fiscal year for services on the Board of Directors, will not exceed $625,000 in total value for any non-employee director serving as the lead director or chair and $525,000 in total value for any other non-employee director. Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments.

Non-Employee Director Options

Under the Amended Stock Plan, the Board of Directors will determine the number of shares subject to stock options to be issued to each non-employee director. Non-employee director options may only be non-qualified options. The exercise price of each non-employee director option will be 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. Nevertheless, substitute options may be granted at less than fair market value to non-employee directors who receive options in connection with a corporate reorganization. Each option is immediately exercisable on the date of grant. All options granted to non-employee directors generally will have a term of seven years from the date of grant. If a director terminates service on the Board of Directors (including a voluntary resignation) prior to an option’s normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.

In addition, the Amended Stock Plan allows the Board of Directors to adopt procedures to permit non-employee directors to forego all or part of their cash compensation in exchange for options or shares of our common stock. Under the current procedures, non-employee directors may elect to receive such compensation as full-value shares of our common stock, at a value equal to the fair market value of our common stock on the date that the foregone cash compensation otherwise would have been paid.

Non-Employee Director DSUs

Under the Amended Stock Plan, the Board of Directors will determine the number of DSUs to be granted to each non-employee director. DSUs will vest over a period of not less than one year from the date of grant, unless otherwise provided in the grant agreement as determined by the Board of Directors, and vesting may be pro rata during the vesting period. Unless otherwise provided in the grant agreement as determined by the Board of Directors, payment of DSUs will be made in shares of our common stock, with one share of our common stock being issued for each DSU. Payment may be made in a lump sum, in installments or may be made on a deferred basis.

Nontransferability of Stock Awards

In general, stock awards granted under the Amended Stock Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and any stock awards may be exercised only by the participant during a participant’s lifetime. Notwithstanding the above, the Compensation Committee (or the Board of Directors, in the case of stock awards granted to non-employee directors) may, in its discretion, permit stock awards to be transferred to an individual or entity other than the Company subject to any restrictions as the Compensation Committee or the Board may impose.

Dividend Equivalents

Recipients of stock awards may, if the Compensation Committee (or the Board of Directors, in the case of stock awards granted to non-employee directors) so determines, be entitled to receive cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends declared with respect to shares of our common stock, and the Compensation Committee or the Board of Directors may provide that these amounts will be deemed to have been reinvested in additional shares of common stock or otherwise reinvested.

Recoupment Policy

All stock awards granted under the Amended Stock Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In the event that the Company has not adopted such required policy and notwithstanding anything to the contrary set forth in the Amended Stock Plan or any stock award agreement, in the event of a restatement of incorrect financial results, the Board of Directors will review the conduct of executive officers in relation to the restatement. If the Board of Directors determines that an executive officer has engaged in misconduct or other violations of the Company’s code of ethics in connection with the restatement, the Board of Directors would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the Amended Stock Plan that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. Such action by the Board would be in addition to any other actions the Board of Directors or the Company may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

Corporate Transaction

Except as set forth in a stock award agreement, upon the occurrence of (a) a merger, combination, consolidation, reorganization or other corporate transaction; (b) an exchange of shares of the Company’s common stock or other securities of the Company; (c) a sale of all or substantially all the business, stock or assets of the Company; (d) a dissolution of the Company; or (e) any event in which the Company does not survive (or does not survive as a public company in respect of its shares of common stock), then any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all stock awards outstanding under the 2005 Stock Plans or may substitute similar stock awards for stock awards outstanding under the 2005 Stock Plans (including but not limited to, stock awards to acquire the same consideration paid to the stockholders of the Company pursuant to the transaction), and any reacquisition or repurchase rights held by the Company in respect of shares issued pursuant to stock awards may be assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in connection with such transaction. Except as set forth in a stock award agreement, if the Compensation Committee does not provide for the assumption, continuation or substitution of stock awards, each stock award will fully vest and terminate upon the related event, provided that holders of options or SARs be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested options and SARs before the termination of such awards; provided, however, that any payout in connection with a terminated stock award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

Notwithstanding the foregoing, except as set forth in a stock award agreement, in the event that a stock award would otherwise terminate upon the effective time of any transaction described above, the Compensation Committee may provide for a payment in such form as may be determined by the Compensation Committee, equal in value to the excess, if any, of (A) the value of the property the participant would have received upon the exercise or vesting of the stock award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise, and provided further, that at the discretion of the Compensation Committee, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction; provided, however, that any payout in connection with a terminated stock award will comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

Amendment, Termination and Duration of the Amended Stock Plan

The Board of Directors generally may amend or terminate the Amended Stock Plan at any time and for any reason; provided, however, that any amendment will be subject to the approval of the stockholders to the extent required by applicable law or regulation. In addition, the amendment or termination of the Omnibus Plan will not alter or impair any rights or obligations under any stock award without the participant’s consent. Unless otherwise amended or terminated by the Board of Directors, the Amended Stock Plan will remain in effect until November 11, 2021.

U.S. Federal Tax Aspects

A participant who receives an option or SAR will not have taxable income upon the grant of the option or SAR. For options, other than incentive stock options, and SARs the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the option price.

A participant who receives restricted stock will not have taxable income upon grant, but upon vesting unless the participant elects to be taxed at the time of grant of restricted stock. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting.

A participant who receives RSUs, performance units, performance shares or DSUs will not have taxable income upon grant of the stock award; instead the participant will be taxed upon payment of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Code imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A of the Code are intended to meet the requirements of this section of the Code.

At the discretion of the Compensation Committee, the Amended Stock Plan allows a participant to satisfy tax withholding requirements under U.S. federal and state tax laws or applicable foreign tax laws by electing to have shares of common stock withheld, or by delivering to us already-owned shares, having a value equal to the amount required to be withheld. However, if shares of our common stock are withheld to satisfy a participant’s tax withholding obligations with respect to a stock award, then the withheld shares will not become available again for issuance.

The Company will be entitled to a tax deduction in connection with a stock award under the Amended Stock Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. As discussed above, while Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers, we designed the Amended Stock Plan to permit the Compensation Committee to grant stock awards that are intended to satisfy the requirements of Section 162(m). However, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, we cannot guarantee that the awards under the Amended Stock Plan or any other arrangement we maintain will qualify for exemption under Section 162(m).

New Plan Benefits

The Amended Stock Plan does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on stockholder approval of the Amended Stock Plan. However, as discussed in further detail in the section entitled “Compensation of the Named Executive Officers and Directors—Compensation of Directors” below, each of our current non-employee directors, is entitled to receive a grant of DSUs every year on the date of our Annual Meeting of Stockholders with a grant date fair value of $160,000. As of the date of the Annual Meeting, such awards will be granted under the Amended Stock Plan. The following table provides information about the stock awards that were granted to other specified groups during fiscal year 2016 and also summarizes the DSU grants that our current non-employee directors as a group will receive if they remain a director following our Annual Meeting.

Name and position	Dollar value (1)	Number of shares (2)
Dow R. Wilson	$4,421,406	159,991
President and Chief Executive Officer
Elisha W. Finney	$1,315,435	47,600
Chief Financial Officer
Kolleen T. Kennedy	$1,483,491	53,682
Executive Vice President and President, Oncology Systems
John W. Kuo	$1,176,614	42,576
Senior Vice President, General Counsel and Corporate Secretary
Sunny S. Sanyal	$1,140,056	41,254
Senior Vice President and President, Imaging Components Business
All current executive officers as a group 6 persons)	$9,962,477	366,394
All current directors who are not executive officers as a group (nine persons) (3)	$1,440,000	—
All employees, including all current officers who are not executive officers, as a group	$36,464,589	1,300,720

(1)	Includes the grant date fair value of any RSU and/or performance unit award that was granted to the specified individuals and groups, computed in accordance with ASC 718. Does not include the value of options.

(2)	Includes shares subject to any stock option, RSU and/or performance unit award that was granted to the specified individuals and groups. For performance units, the target number of shares was included in this column.

(3)	Number of shares is not determinable because it is based on the dollar amount of the award divided by the closing price on the grant date. See the section entitled “Compensation of the Named Executive Officers and Directors—Compensation of Directors” for more information.

Historical Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock subject to stock awards that have been granted (even if not currently outstanding) under the 2005 Stock Plans, since such 2005 Stock Plans became effective through September 30, 2016

Name and position (1)	Number of shares subject to stock awards
Dow R. Wilson (2)	1,173,656
President and Chief Executive Officer
Elisha W. Finney	686,991
Chief Financial Officer
Kolleen T. Kennedy	380,375
Executive Vice President and President, Oncology Systems
John W. Kuo	481,952
Senior Vice President, General Counsel and Corporate Secretary
Sunny S. Sanyal	133,087
Senior Vice President and President, Imaging Components Business
All current executive officers as a group six persons	2,940,666
All current directors who are not executive officers as a group nine persons (3)(4)	1,786,092
All employees, including all current officers who are not executive officers, as a group	12,322,104

(1)	No awards have been granted under the 2005 Stock Plans to any associate of any of our directors (including nominees) or executive officers, and no person received 5% or more of the total awards granted under the 2005 Stock Plans since their inception.

(2)	Mr. Wilson is also a nominee for election as a director.

(3)	Ms. Bostrom, Ms. Bruner, Ms. Dugan, Mr. Eckert, Mr. Laret and Mr. Reinhardt, who are nominees for election as a director, are included within this group.

(4)	Includes 1,424,967 shares that were granted to Mr. Guertin when he was the Chief Executive Officer of the Company.

Equity Compensation Plan Information

The following table provides information as of September 30, 2016 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,505,578	(2)	$78.25	10,217,182	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	3,505,578		$78.25	10,217,182

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, performance units and DSUs, which have no exercise price.

(2)	Consists of stock options, RSUs, performance units and DSUs granted under the 2005 Stock Plans. Excludes 123,347 shares that were issued pursuant to the ESPP at the end of the purchase period, which began on May 2, 2016 and ended on October 28, 2016, after the end of our 2016 fiscal year.

(3)	Includes 5,604,801 shares available for future issuance under the ESPP, including the 123,347 shares described in Footnote 2 above. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current purchase period, which commenced on October 31, 2016, may not exceed 1,000 shares.

PROPOSAL FIVE

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

BOARD RECOMMENDATION

VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017

Selection of the Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2017, and we are asking you and other stockholders to ratify this appointment. Since 1962, PwC or its predecessors has been our independent accounting firm.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Additionally, the Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2013. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Five does not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

We expect that a representative of PwC will be present at the Annual Meeting and that representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended September 30, 2016 and October 2, 2015:

Fee Category	Fiscal Year 2016	Fiscal Year 2015
Audit Fees	$5,550,545	$3,790,233
Audit-Related Fees	156,500	200,000
Tax Fees	1,468,139	1,335,129
All Other Fees	16,000	15,800

Total Fees	$7,191,184	$5,341,162

Audit Fees.    Consist of fees billed or to be billed for professional services rendered for the annual audit of our consolidated financial statements (as well as the related attestation report on the Company’s internal control over financial reporting) and review of the interim consolidated financial statements included in our Form 10-Q Quarterly Reports and services that PwC normally provides in connection with statutory and regulatory filings or engagements. Fiscal year 2016 audit fees reflect additional fees of $2,021,100 for services performed by PricewaterhouseCoopers LLP in connection with the separation and spin-off of Varex Imaging Components.

Audit-Related Fees.    Consist of fees billed or to be billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and accounting consultations in connection with acquisitions and the proposed separation and distribution of our Imaging Components business.

Tax Fees.    Consist of fees billed or to be billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting and assistance on business restructuring and tax advice on mergers and acquisitions. Tax compliance fees were approximately $478,000 and $470,000 in fiscal years 2016 and 2015, respectively. All other tax fees were approximately $990,000 and $865,000 in fiscal years 2016 and 2015, respectively.

All Other Fees.    Consist of fees for products and services other than the services reported above. All Other Fees for fiscal years 2016 and 2015 were primarily related to (1) attestations to ensure regulatory compliance and (2) the application of financial accounting and reporting standards to specific operational matters.

The Audit Committee determined that PwC’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal years 2016 and 2015 in accordance with the pre-approval policy discussed above.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) consists of the four directors whose names appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise qualifies to be a member of the Audit Committee under the New York Stock Exchange listing requirements.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so in the August 2016 Audit Committee meeting.

As required by the charter, the Audit Committee reviewed the Company’s financial statements for fiscal year 2016 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

In addition, the Audit Committee received the written disclosures and letters required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and discussed with members of PricewaterhouseCoopers LLP its independence from management and the Company.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal year 2016 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by PricewaterhouseCoopers LLP, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for fiscal year 2017. In doing so, the Audit Committee considered the results from its review of PricewaterhouseCoopers LLP’s independence, including (a) all relationships between PricewaterhouseCoopers LLP and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) PricewaterhouseCoopers LLP’s performance and qualification as an independent registered public accounting firm and (c) the fact that the PricewaterhouseCoopers LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PricewaterhouseCoopers LLP to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter does not ratify this appointment, the Audit Committee will review its future appointment of PricewaterhouseCoopers LLP.

Judy Bruner (Chair)

Ruediger Naumann-Etienne

R. Andrew Eckert

David J. Illingworth

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows as of December 1, 2016: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director and each Named Executive Officer and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each is 3100 Hansen Way, Palo Alto, California 94304. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group, which includes the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2016 by the sum of the 93,439,802 shares of common stock outstanding on December 1, 2016, plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2016.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned	Percent of Class
Stockholders
The Vanguard Group, Inc. (1)	8,261,578	8.8%
100 Vanguard Blvd.
Malvern, PA 19355
Blackrock, Inc. (2)	7,092,099	7.6%
55 East 52nd Street
New York, NY 10055
Loomis, Sayles & Co., L.P. (3)	5,400,893	5.8%
One Financial Center
Boston, MA 02111
Veritas Asset Management LLP (4)	5,233,673	5.6%
First Floor, 90 Long Acre
London, WC2E 9RA, England

Directors, Nominees for Director and Executive Officers
Susan L. Bostrom (5)	10,457	*
Judy Bruner	—
Regina E. Dugan (6)	5,220	*
R. Andrew Eckert (7)	27,363	*
Timothy E. Guertin (8)	102,020	*
David J. Illingworth (9)	18,193	*
Mark R. Laret (10)	21,648	*
Ruediger Naumann-Etienne (11)	5,220	*
Erich R. Reinhardt (12)	11,420	*
Dow R. Wilson (13)	362,700	*
Elisha W. Finney (14)	74,458	*
Kolleen T. Kennedy (15)	76,201	*
John W. Kuo (16)	42,978	*
Sunny S. Sanyal (17)	71,479	*
All directors, nominees for director and executive officers as a group (15 persons) (18)	854,774	* %

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 1, 2016.

(1)	Based on a Schedule 13G/A filed February 11, 2016, The Vanguard Group, Inc. has sole power to vote 179,649 of these shares, shared power to vote 9,100 of these shares, sole power to dispose of 8,068,610 of these shares and shared power to dispose of 192,968 of these shares.

(2)	Based on a Schedule 13G/A filed February 10, 2016, Blackrock, Inc. has sole power to vote 6,170,120 of these shares and sole power to dispose of 7,092,099 of these shares.

(3)	Based on a Schedule 13G filed February 12, 2016, Loomis, Sayles & Co., L.P. has sole power to vote 3,033,504 of these shares and sole power to dispose of 5,400,893 of these shares.

(4)	Based on a Schedule 13G filed February 1, 2016, Veritas Asset Management LLP has shared power to vote 5,233,673 of these shares and shared power to dispose of 5,233,673 of these shares.

(5)	Amount shown includes 5,220 Deferred Stock Units that have vested but that are subject to deferred distribution.

(6)	Amount shown includes 5,220 Deferred Stock Units that have vested but that are subject to deferred distribution.

(7)	Amount shown includes 15,000 shares that may be acquired under exercisable stock options. Also includes 5,220 Deferred Stock Units that have vested but that are subject to deferred distribution.

(8)	Amount shown includes 5,000 shares that may be acquired under exercisable stock options. Also includes 5,220 Deferred Stock Units that have vested but that are subject to deferred distribution and 91,800 shares held in a trust of which Mr. Guertin is the trustee.

(9)	Amount shown includes 10,000 shares that may be acquired under exercisable stock options. Also includes 5,220 Deferred Stock Units that have vested but that are subject to deferred distribution.

(10)	Amount shown includes 15,000 shares that may be acquired under exercisable stock options. Also includes 5,220 Deferred Stock Units that have vested but that are subject to deferred distribution.

(11)	Amount shown represents 5,220 Deferred Stock Units that have vested but that are subject to deferred distribution.

(12)	Amount shown includes 5,000 shares that may be acquired under exercisable stock options. Also includes 5,220 Deferred Stock Units that have vested but that are subject to deferred distribution.

(13)	Amount shown includes 298,409 shares that may be acquired under exercisable stock options.

(14)	Amount shown includes 45,696 shares that may be acquired under exercisable stock options. Also includes 22,126 shares held in a trust of which Ms. Finney is co-trustee with her husband, as to which voting and investment powers are shared with Ms. Finney’s husband.

(15)	Amount shown includes 53,739 shares that may be acquired under exercisable stock options.

(16)	Amount shown includes 17,684 shares that may be acquired under exercisable stock options.

(17)	Amount shown includes 66,964 shares that may be acquired under exercisable stock options.

(18)	Amount shown includes 552,333 shares that may be acquired under exercisable stock options and 113,926 shares held in trusts, including those described in footnotes 8 and 14.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe that each person who at any time during the 2016 fiscal year was a director or an executive officer or persons holding more than 10% of our common stock filed the required reports on time in fiscal year 2016.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Executive Summary

In designing our executive compensation program for 2016, our core strategy was to deliver value to stockholders through execution in five focus areas: be global; grow software and services; innovate; commercialize protons; and drive quality and operational excellence. The executive compensation program described in this section was designed to focus our management team on delivering against that strategy.

2016 also marked the beginning of an important transition for the Company as we announced in May our plan to focus the company exclusively on the cancer care market and to spin-off our Imaging Components business. Our forward-looking strategy is to continue to implement our existing new product road map and to expand into new, high-growth cancer treatment technologies. We plan to sustain our leadership in radiation therapy, expand our impact in cancer by entering fast-growing cancer treatment modalities, and extend our reach to capture long-term growth in emerging adjacencies. Our forward-looking compensation program is designed to drive performance consistent with this strategy.

As we set the foundation for future growth, the Company achieved solid results for stockholders during fiscal year 2016 including:

•

Strong total stockholder return. Our total stockholder return (“TSR”) increased 34.9% in fiscal year 2016, a significant improvement over fiscal year 2014 and fiscal year 2015, due to strong operating results.

•

Increased earnings per share and operating results. Our fiscal year 2016 reported results for Revenue, Earnings Before Interest and Taxes (“EBIT”), Adjusted EBIT and Earnings Per Share (“EPS”) exceeded our fiscal year 2015 reported results as follows*:

*	Revenue, EBIT and EPS are reported in the Company’s Form 10-K Annual Report for the year ended September 30, 2016 and “EBIT” refers to GAAP operating earnings as reported in the Form 10-K Annual Report for the year ended September 30, 2016. “Adjusted EBIT” refers to non-GAAP operating earnings as reported in the Company’s Form 8-K Current Report filed as of October 26, 2016. The Company’s Form 8-K Current Report filed as of October 26, 2016 includes additional information regarding how non-GAAP operating earnings are calculated and reconciled to GAAP operating earnings.

•

Continued strong profitability. Over the past three fiscal years, the Company’s average Return on Investment Capital (“ROIC”) and Return on Equity (“ROE”) ranked in the top quartile relative to the companies in our peer group (described in the “—Peer Group and Market Analysis” below). The figures in the table below reflect unadjusted GAAP financial results for the three-year period from October 1, 2013 through September 30, 2016.

Percent Rank vs. Peer Group
3-Year Average (Through 9/30/2016)
ROIC	ROE
88%	73%

•

Significant return of value to stockholders through share repurchases. Through our share repurchase program, the Company used $461 million to repurchase approximately 5.7 million shares over the course of the year, at an average price of $81.61 per share, providing a significant return of capital to stockholders.

Our financial results were achieved while accomplishing a number of key strategic goals in 2016:

•

In May, we announced plans to separate our Imaging Components business into Varex Imaging Corporation (“Varex”), a new independent public company, through a distribution to Varian stockholders early in fiscal year 2017. Our intent with this separation is to enable our Oncology and Imaging Components businesses to optimize their operations and focus more sharply on the unique needs of customers in their respective markets.

•

In our Oncology Systems business, emerging markets were a major growth driver during the fiscal year as the business furthered its mission to help save lives by offering affordable, accessible, quality care around the globe. Additionally, we introduced new products at ASTRO, including HyperArc™ which provides additional beam angles and greater automation for High Definition Radiotherapy and High Definition Radiosurgery when using a TrueBeam™ system. We also introduced 360 Oncology™, the first software system designed to integrate and coordinate key elements of cancer care across treatment modalities. Finally, we announced our plans to enhance cybersecurity for protection of medical records and digitized systems with software to be introduced in Spring 2017.

•

The Imaging Components business returned to growth in the second half of fiscal year 2016. The business completed an expansion of its manufacturing facility at its Salt Lake City headquarters and opened a new facility in Wuxi, China to serve its growing customer base in China and Asia.

•

During the fiscal year, our proton therapy business recorded two new orders. These included the first order for our single-room ProBeamTM Compact systems, which will be installed in Singapore, and an order for a three-room system that will be the first government-owned proton center in China.

We Pay for Performance. Our executive compensation programs are heavily weighted towards performance-based compensation that provides a direct link between corporate performance and pay outcomes for our executives. Our program also ties pay outcomes to the achievement of key strategic objectives that we believe will drive longer term value to stockholders.

Performance-Based Compensation Mix. We have four elements of total compensation: base salary, annual incentives, long-term incentives and other compensation (benefits and perquisites). As illustrated by the segments in the following graphs, 85% of our CEO’s target total compensation opportunity was performance-based and aligned with our stockholders in the form of annual incentives and long-term equity compensation. For our other Named Executive Officers as a group, 76% of their total compensation opportunity was performance-based.

Performance-Vested Equity Awards. In fiscal year 2016, 63% of the target value of our long-term incentive (“LTI”) awards for our CEO and other NEOs was granted in the form of performance stock units (“PSUs”) that vest based on EPS results and TSR performance relative to an index of healthcare equipment industry companies.

•

Use of rigorous performance goals in our incentive plans. Our fiscal year 2014-2016 PSUs illustrate our rigorous performance goals. Consistent with our pay-for-performance philosophy, executives earned 39.9% of PSU awards due to our EPS growth relative to target and TSR relative to the Dow Jones U.S. Medical Equipment Index.

Performance Measure	Target	Actual	PSUs Earned
Average EPS Growth Rate	6.75%	4.79%	53.2%
Relative TSR Ranking Modifier	50%	21%	75%
2014-2016 PSUs Earned			39.9%

•

Alignment of realizable pay and stockholders’ returns. The Compensation and Management Development Committee (the “Compensation Committee”) carefully structures the compensation program to achieve alignment with stockholders, while providing target pay opportunities that are competitive with the market and appropriate to the specific contributions of each executive. Because 85% of our CEO’s total target pay opportunity is tied to achievement of operating results and share price, it is valuable to assess the pay that is realizable as well as the pay opportunity. Our CEO’s realizable Total Direct Compensation (“TDC”), which includes annual incentives paid and the value of equity earned, is well-aligned with Company TSR, as illustrated in the graph below.

TDC for each fiscal year in the graph is the sum of salary paid, target annual incentive, and the grant value of long-term incentives. In order to reflect the most current realizable pay values available, the closing price on November 30, 2016 was used to estimate the intrinsic value of stock options and any RSU and PSU awards that remain unvested as of that date. Realizable TDC for each fiscal year is the sum of salary paid, annual incentive earned and paid, vested RSUs (valued at the stock price on each vesting date), unvested RSUs (valued as of November 30, 2016), intrinsic value of option grants (valued as of November 30, 2016), PSUs earned (valued at the stock price when settled at the end of their performance periods; estimated value of fiscal year 2015 PSUs using actual fiscal year 2015 EPS results and estimated relative TSR modifier; and, estimated value for fiscal year 2016 RSUs using fiscal year 2016 EPS results and target fiscal year 2017 and 2018 EPS, and estimated relative TSR modifier). The relative TSR modifier for the open fiscal year 2015 and 2016 year PSU awards is based on actual TSR results through November 30, 2016 and the resulting relative TSR ranking is assumed to hold for the remainder of the respective performance periods.

•

Use of Strategic Goals. Achievement of strategic goals represents 20% of the annual cash incentive opportunity for our executives. We believe this is a useful metric for rewarding achievement of key milestones in the implementation of our strategy, such as expansion in global markets, growth in software and services, innovation in our products, successful launch of critical new products, and improvements in quality and operational excellence. The Compensation Committee carefully evaluates management’s accomplishments relative to our key strategic goals as set out in the “—Fiscal Year 2016 Compensation Program and Pay Decisions—Individual Strategic Goals”, below.

Say-on-Pay Vote History and Stockholder Engagement

Our Board and management are committed to maintaining sound and effective compensation and governance programs, with policies and programs reflecting contemporary best practices and geared to building value for the Company’s stockholders. At our February 11, 2016 Annual Meeting of Stockholders, 91% of votes cast were in favor of the advisory vote to approve executive compensation. Since the implementation of the stockholder advisory vote on the compensation of our named executive officers (Say-On-Pay) beginning at our 2011 Annual Meeting of stockholders, support from our stockholders for our executive compensation program and practices has been strong, averaging 92% of votes cast.

We have ongoing discussions with our shareholders to understand their perspectives and to communicate on a variety of corporate governance topics, including executive compensation practices. In 2016, we engaged in outreach to our shareholder base. We invited our largest investors, collectively holding 55% of our outstanding shares, to meet with members of our Board and management to discuss their views regarding governance and our compensation practices. Approximately six of our largest investors, representing over 20% of our outstanding shares, accepted our offer and met with management and/or directors to discuss these topics, understand the strategic and performance context in which our Board makes their decisions, and share their own views. These discussions provided valuable insights and contributed to our decision to implement changes detailed in “—Key Changes to our 2016 Compensation and Governance Programs” below. We have also provided enhanced disclosures in this Proxy Statement to clarify our programs.

Key Changes to our 2016 Compensation and Governance Programs

During fiscal year 2016, as part of our ongoing review of our compensation and governance programs and ongoing stockholder engagement, we made the following significant changes to our short-term and long-term incentives:

•

Modified the annual incentive plan for NEOs so that if fiscal year 2016 Management Incentive Plan (“MIP”) results did not show growth over the Company’s fiscal year 2015 results, our NEOs would not receive any credit for the applicable results in calculating their awards under the MIP.

•	Increased the performance-vested stock unit grants to 60% of our NEO’s total long-term incentive grants, with the remaining 40% made in stock options and restricted stock units (“RSUs”).

•

Expanded the measurement of EPS for determining vesting of PSUs from one year to a three year average of annual results versus goals in the performance period. EPS vesting results continue to be modified by our three-year total shareholder return relative to an industry index.

•	Modified the calculation of the EPS performance measure in PSU awards to exclude the effect of unplanned share repurchases.

In addition to the 2016 changes in plan design, we have made two significant prospective policy and disclosure changes:

•

The Compensation Committee approved a clarification that our policy for NEOs is to target total direct compensation, and the mix of its component elements, to the market median of our peer group, with variations on a case-by-case basis based on executive performance, skill, tenure and experience.

•

Consistent with our long-standing commitment to complete and transparent disclosure of our executive compensation program and practices this Proxy Statement and future disclosures will include more detailed discussions of the performance measures, goals and results, and award calculations for our annual incentive plan.

The Compensation Committee will continue its ongoing review of the executive compensation program. Additional program changes are likely in fiscal year 2017 as the Compensation Committee works to ensure continued alignment of executive incentives with significant anticipated changes to the Company and its business strategy.

Executive Compensation Practices Highlights

A number of practices strengthen the alignment of our executive compensation program with our stockholders:

What We Do:	What We DON’T Do:
✓ Independent Compensation Committee	× Targetpay above market median
✓ Independent compensation advisor	× Tax gross ups or tax reimbursements
✓ NEOs employed “at will”	× NEO employment contracts
✓ Robust CEO & NEO stock ownership guidelines	× Permit directors and officers to engage in common stock margining, pledging or hedging
✓ Clawback policy that applies to our annual cash incentive plan and equity incentive plan	× Permit officers to sell Company stock without a 10b5-1 trading plan
✓ Annual compensation review and risk assessment	× Excessive NEO perquisites
✓ Annual stockholder “say on pay” vote	× Reprice and repurchase options without stockholder approval
✓ Award over 60% of long-term incentive value in performance-based equity awards	× Egregious pension/supplemental NEO retirement plan payouts
✓ Place caps on maximum payouts from our annual cash incentive plan and our PSU plan	× Liberal change in control definition in individual contracts or equity plans which could result in payments to NEOs without an actual change in control occurring
✓ Solicit detailed feedback regarding our compensation practices from stockholders throughout the year	× Change in control severance payments without involuntary job loss or substantial diminution of duties
✓ Annual review of succession plan	× Excessive severance/change in control provisions that provide cash payments exceeding three times base salary plus target/average/most recent bonus

Philosophy of Our Executive Compensation Program

The Compensation Committee believes that attracting, motivating and retaining a team of high-performing executives with strong industry expertise is critical to advancing the interests of stockholders. To promote these objectives, the Compensation Committee is guided by the following principles in developing our executive compensation program and in making pay decisions:

•

Key Talent. The pay program should enable the company to attract individuals with the background, experience, and talent required to lead the development and successful implementation of the Company’s business strategy.

•	Pay for Performance. A high proportion of total compensation should be at risk for achievement of annual operating and strategic goals and for long-term value creation for investors.

•	Stockholder Alignment. Long-term incentives should be awarded in Company stock in order to increase the alignment of executive interests with those of stockholders.

•	Long-term Performance Orientation. The mix of incentives should place emphasis on long-term sustainable growth and profitability.

•

Total Compensation Context. Pay decisions should be made in the context of total compensation relative to pay practices of competitors for key talent and in consideration of individual performance, experience, knowledge, and internal parity among peers when making changes to pay.

The Compensation Committee regularly assesses the program to ensure it is aligned with the Company’s evolving business strategy and is effective in supporting its talent needs.

Program Overview

This Compensation Discussion and Analysis focuses on the following executives who were our named executive officers (“NEOs”) in 2016:

Name	Title
Dow R. Wilson	President and Chief Executive Officer
Elisha W. Finney	Executive Vice President, Finance and Chief Financial Officer
Kolleen T. Kennedy	Executive Vice President and President, Oncology Systems
John W. Kuo	Senior Vice President, General Counsel and Corporate Secretary
Sunny S. Sanyal	Senior Vice President and President, Imaging Components Business

Each program component and the rationale for it are highlighted below:

Component	Purpose and Role

Base salary

•   Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled senior executives.

•   Recognize sustained performance, capabilities, job scope, experience, and internal pay equity.

Annual cash incentives (Management Incentive Plan, “MIP”)	• Motivate and reward achievement of annual financial results that drive stockholder value. • Reward achievement of strategic goals that provide the foundation for future growth and profitability.

Performance stock units	• Reward achievement of financial goals and TSR relative to peer companies over a three-year period. • Align executives with stockholders through use of equity.

Restricted stock units	• Align executives with stockholders through use of equity. • Encourage executive retention through time-based vesting over three years.

Stock options	• Align executives with stockholders on gains in equity value. • Encourage retention through time-based vesting over three years and a seven-year period to exercise the options.

Executive benefits and perquisites

•   Provide the same 401(k) benefits as other employees.

•   Facilitate executive health and focus on our business by providing reimbursement for annual physical exams and financial counseling.

•   Encourage support of the communities in which we operate by matching charitable donations.

How We Make Compensation Decisions

Role of the Compensation and Management Development Committee. The Committee oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies. The Committee’s responsibilities and process for determining the compensation of our executives includes the following:

•

Risk. Annually review the risks and rewards associated with the Company’s compensation programs. Ensure that the program includes plan design features that mitigate risk without diminishing the incentive nature of the compensation and encourages and rewards prudent business judgment and appropriate risk-taking over the short term and the long term.

•

Annual Program Assessment. Assess the program to ensure that it is well aligned with the Company’s evolving business strategy and is effective in supporting its talent needs. Solicit recommendations for changes from management and our compensation consultant as appropriate. Determine the specific plan designs to be used for the year.

•

President and CEO Compensation and Performance Goals. Annually review and approve corporate goals and objectives relevant to the President and Chief Executive Officer’s (the “CEO”) compensation; develop the process for evaluating the CEO’s performance; lead the Board’s evaluation of the CEO’s performance in light of the foregoing corporate goals and objectives; and recommend the CEO’s compensation level based on this evaluation for approval by the independent directors of the Board.

•	Compensation of Other Executives. Review, discuss, modify and approve, as appropriate, compensation recommendations made by the CEO for other NEOs.

•

Considerations in Making Compensation Decisions. Consider, among other factors: the Company’s overall performance, shareholder return, the performance of the Company’s business segments, the achievement of specific corporate goals and objectives that the Committee established, the achievement of any specific individual goals that have been assigned, individual performance on job duties, compensation previously provided, compensation of other executives of the Company, employment agreement terms, and competitive compensation levels. In addition, the Committee confers with the independent directors of the Board and considers, as appropriate, views expressed by stockholders on executive compensation matters, including results of stockholder advisory votes on executive compensation.

•

Peer Group. Review and establish annually the Company’s comparator/peer group for use in assessing the competitive range of compensation provided to individuals in similar positions at comparable companies. See additional information on the fiscal year 2016 peer group in “—Peer Group and Market Analysis” below.

•

General Advice to the Board. Review management and compensation matters having major implications to the long-range development of the Company including plans for succession of the CEO and other executive officers and corporate officers.

•	Compensation Consultant. Engage an advisor and meet with its advisor, as needed, in the Committee’s sole discretion.

Role of Executive Officers. The President and CEO makes recommendations to the Committee as requested on plan design, financial and strategic performance goals, performance and compensation recommendations for other NEOs, and management transitions and succession.

Role of the Compensation Consultant. Through April 2016, the Committee retained Frederic W. Cook & Co., Inc. (“FWC”), an independent compensation consulting firm, to advise the Committee on all matters related to executive officer compensation. In May 2016, the Committee retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties going forward. Pay Governance does not provide other services to the Company or the Company’s management.

In 2016, Pay Governance advised the Compensation Committee with respect to compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, peer group benchmarking, incentive plan design, the Committee’s charter, and Proxy Statement disclosure.

Independence of the Compensation Consultant. The Compensation Committee has determined that both FWC and Pay Governance are independent and the services provided by FWC and Pay Governance during fiscal year 2016 did not raise any conflict of interests. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

Setting Executive Compensation. Generally, in determining base salary, target annual incentives and guidelines for long-term equity awards, the Compensation Committee considers a number of factors including, but not limited to the executive’s:

•	role, including the scope and complexity of responsibilities;

•	experience and capabilities;

•	contributions or responsibilities beyond the typical scope of the role;

•	individual performance; and,

•	competitive compensation opportunities as reflected in compensation provided by our peers and other competitors for similar executive talent.

Peer Group and Market Analysis. The Compensation Committee uses a compensation peer group to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee’s Consultant reviews the companies in the peer group annually and proposes changes in response to mergers and acquisitions, significant movements in revenues or market capitalization, and revised business strategies. The Compensation Committee relied on peer group data obtained in fiscal year 2015 for its pay decisions in fiscal year 2016. The peer group companies compete in the healthcare equipment, life sciences tools and services, and healthcare supplies industries that the Compensation Committee believes reflects the competitive market for executive talent similar to that required by the Company.

Varian Medical Systems FY 2016 Compensation Peer Group
Healthcare Equipment	Life Sciences Tools and Services	Healthcare Supplies
Becton Dickinson	Agilent	Alere
Boston Scientific	Bio-Rad Labs	DENTSPLY SIRONA
CR Bard	Mettler-Toledo
Edwards Lifesciences	PerkinElmer
Hologic	Waters
IDEXX Labs
Intuitive Surgical
ResMed
St. Jude Medical
Stryker
Zimmer Biomet

When selected, the 18 companies in the peer group generally had annual revenue (based on the most recent four quarters) and market capitalization as of March 31, 2015 in a relevant range around those of the Company. The peer group companies were selected so that the group’s median revenue of $2.579 billion was close to the Company’s revenues of $3.076 billion and the Company’s median market capitalization of $11.435 billion was close to Varian’s market capitalization of $9.440 billion as of March 31, 2015:

Company Scope	Varian Medical	Peer Group
		Low	Median	High
Revenue ($M)	$3,076	$1,511	$2,579	$9,675
Market Capitalization ($M)	$9,440	$3,933	$11,435	$34,961

The Compensation Committee reviews executive pay relative to the median pay of comparable positions in peer group companies and, as appropriate, survey data from peer group and other similar companies that compete with the Company for executive talent.

Fiscal Year 2016 Compensation Program and Pay Decisions

Base Salaries. The Compensation Committee reviews base salaries of our NEOs annually but only adjusts salaries in recognition of significant increases in position responsibilities, demonstrated capabilities, and sustained individual performance. Significant gaps in internal pay equity or external pay competitiveness are also considered. For fiscal year 2016, the Compensation Committee increased the base salary of Ms. Kennedy by 4.5% in consideration of her consistent effectiveness in executing the business strategy of our largest business unit. No other NEOs received an increase.

Name	FY2015 Base Salary (effective December 20, 2014)	FY2016 Base Salary (effective December 19, 2015)	% Increase
Dow R. Wilson	$1,000,000	$1,000,000	0%
Elisha W. Finney	$616,650	$616,650	0%
Kolleen T. Kennedy	$603,020	$630,156	4.5%
John W. Kuo	$462,961	$462,961	0%
Sunny S. Sanyal	$496,800	$496,800	0%

Annual Cash Incentives. Our NEOs receive annual incentives through our MIP, which rewards our executive officers for the achievement of predetermined annual financial and strategic goals, which are intended to comply with the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). On November 20, 2015, the Compensation Committee set the fiscal year 2016 performance goals under the MIP for the NEOs and certain other executive officers. For fiscal year 2016, the Compensation Committee established a pool of funds equal to 1.25% of our fiscal year 2016 EBIT results (the “MIP Bonus Pool”) to be available for annual cash incentives under the MIP to the executive officers. The Compensation Committee retained negative discretion to pay each of these executive officers less than their corresponding maximum share of the MIP Bonus Pool based on the financial performance measures, individual strategic goals and the proton therapy system incentive summarized in the sections below. The corresponding maximum share of the MIP Bonus Pool was the lesser of two times the target participation level of each executive officer under the MIP or a specified percentage of the MIP Bonus Pool, which in the case of each NEO, is described in the table below.

	Maximum* (the lesser of the following)
Name	As a % of Base Salary	As a % of MIP Bonus Pool
Dow R. Wilson	250%	39%
Elisha W. Finney	166%	16%
Kolleen T. Kennedy	166%	16%
John W. Kuo	150%	11%
Sunny S. Sanyal	150%	12%

*	For fiscal 2016, the actual corresponding maximum share of the MIP Bonus Pool for each NEO was two times the target participation level.

The overall formula for calculating the fiscal year 2016 MIP awards was as follows:

•	Target Awards

As a foundation for the MIP the Compensation Committee sets individual incentive opportunities, expressed as a percentage of each individual’s salary at year end (after taking into account any mid-year salary adjustment), corresponding with each individual’s position and responsibilities with the Company and competitive pay practices. The target incentive opportunities are reviewed by the Compensation Committee each year. There were no changes to the target incentive opportunity percentages for fiscal year 2016.

		MIP Target		MIP Maximum
Name	Base Salary	% of Base Salary	Amount	% of Base Salary	Amount
Dow R. Wilson	$1,000,000	125%	$1,250,000	250%	$2,500,000
Elisha W. Finney	$616,650	83%	$511,820	166%	$1,023,639
Kolleen T. Kennedy	$630,156	83%	$523,029	166%	$1,046,059
John W. Kuo	$462,961	75%	$347,221	150%	$694,442
Sunny S. Sanyal	$496,800	75%	$372,600	150%	$745,200

•	Financial Performance Measures

For fiscal year 2016, the Compensation Committee selected Earnings Before Interest and Taxes (“EBIT”) and Top Line Growth as the Plan’s financial performance measures. The Compensation Committee believes that growth in these measures drive our stock market value. Both Adjusted EBIT and Top Line Growth are calculated for the Company and its two major business units, and are used in the MIP based on each NEO’s scope of responsibilities. The Plan uses Company Adjusted EBIT which is measured before corporate allocations for the Oncology Systems and Imaging Components business units. Company Top Line Growth consists of gross orders for Oncology Systems, revenue from Imaging Components, and revenue from Proton Therapy Systems. As described below, each of these metrics is subject to adjustment provisions adopted by the Compensation Committee at the time the MIP goals were set. The following table indicates for each NEO the percentage weight assigned to each measure in the Plan and the business entity measured based on the NEO’s scope of responsibilities. EBIT is weighted 50% and Top Line Growth is weighted 30% of the MIP target award opportunity for our NEOs, combining such that 80% of MIP awards are based on financial results relative to rigorous annual goals.

Name	EBIT (50%)			Top Line Growth (30%)
	VMS Total	Oncology Systems	Imaging Components	VMS Total	Oncology Systems	Imaging Components
Dow R. Wilson	50%			30%
Elisha W. Finney	50%			30%
Kolleen T. Kennedy	25%	25%		15%	15%
John W. Kuo	50%			30%
Sunny S. Sanyal	25%		25%	15%		15%

The payout percentages for EBIT and Top Line Growth were determined in accordance with the table below. Results between indicated levels in the table are interpolated on a straight line. The Company set EBIT and Top Line Growth MIP targets so they exceeded Company results for those metrics in fiscal year 2015. In addition, as more fully described in the footnote to the table below, if fiscal year 2016 MIP results did not show growth over fiscal year 2015 Company results, the Company agreed that our NEOs would not receive any credit for the applicable results in calculating their awards under the MIP.

Financial Performance Measure	Percentage of Target Payout (1)						FY 2016 Actual	% Target Achieved	Payout %
	0%	85%	100%	115%	150%	200%
EBIT (2)
VMS	—	$583	$595	$608	$618	$629	$608	102.2%	115.6%
Oncology Systems	$643	$678	$683	$688	$691	$696	$693	101.5%	173.6%
Imaging Components	$129	$141	$144	$147	$151	$158	$152	105.6%	158.7%
Top Line Growth
VMS	—	$3,504	$3,547	$3,590	$3,625	$3,667	$3,475	98.0%	51.3%
Oncology Systems	$2,704	$2,750	$2,772	$2,793	$2,812	$2,839	$2,714	97.9%	19.2%
Imaging Components	$602	$611	$620	$629	$634	$642	$598	96.5%	0.0%

(1)	No payout for EBIT measures if Company EBIT is below $575.8 million (fiscal year 2015 result). Achievement at $575.8 million equals 73% of target payout for Company EBIT. No payout for Top Line Growth measures if Company Top Line Growth is less than $3,451.5 million (FY15 result). Achievement at $3,451.5 million equals 24.7% of target payout for Company Top Line Growth.

(2)	EBIT for Oncology Systems and Imaging Components is before corporate allocation.

(3)	A net upward adjustment of $57.4 million was applied to Company EBIT pursuant to adjustment provisions approved by the Compensation Committee at the time the MIP goals were set, covering the following items: amortization of intangible assets; restructuring charges; litigation expenses; separation costs, impairment charges, and use of budgeted exchange rate. The use of our budgeted exchange rate resulted in a downward adjustment to Company Top Line Growth of $9.3 million.

•	Individual Strategic Goals

The remaining 20% of the fiscal year 2016 MIP target award opportunity was determined based on individual, non-financial performance on strategic goals tied to our five Company goal categories:

•	Be Global

•	Grow Software and Services

•	Innovate

•	Commercialize Protons

•	Drive Quality and Operational Excellence through Engaged People

The Compensation Committee evaluated the performance of Mr. Wilson and determined his award for achieving these goals in its sole discretion. The Compensation Committee reviewed their recommendation with the full Board. Mr. Wilson submitted recommendations with respect to each of the other NEOs and the final determination of awards was made by the Compensation Committee.

The weighting of each goal category and the Compensation Committee’s score for results are summarized in the following table:

Name		Be Global	Grow Software & Services	Innovation	Commercialize Protons	Quality & Operational Excellence	Total
Dow R. Wilson	Weight	20%	20%	20%	20%	20%	100%
	Score	20%	15%	37%	13%	25%	110%
Elisha W. Finney	Weight	15%	15%	10%	25%	35%	100%
	Score	15%	15%	30%	15%	35%	110%
Kolleen T. Kennedy	Weight	25%	25%	25%		25%	100%
	Score	25%	20%	35%		25%	105%
John W. Kuo	Weight	35%	20%	20%	10%	15%	100%
	Score	30%	18%	32%	10%	15%	105%
Sunny S. Sanyal	Weight	20%	20%	20%		40%	100%
	Score	20%	30%	25%		35%	110%

Performance against strategic goals for NEOs in each category are summarized below:

Mr. Wilson, President and CEO

•	Global: Grew global market share and increased revenue in emerging markets by 14%. Completed acquisition of Candela Sp z o. o., the Company’s distributor in Poland.

•	Software/Services: Grew revenue 16%. Service business topped $1 billion. Launched “security for all”, an industry leading cybersecurity software product.

•

Innovation: Introduced two key products to strong receptions. Announced intention in May 2016 to separate our Imaging Components business into a new public company, Varex; worked with Board on strategic options aimed at maximizing stockholder value.

•	Protons: Succeeded in winning and booking two proton therapy projects, increased service revenues in Varian Particle Therapy, but several goals related to this business remained unfulfilled.

•	Operational Excellence: Met all compliance goals, and met or exceeded operations goals in product margins, production costs, and installation costs.

Ms. Finney, Executive Vice President, Finance and CFO

•	Global: Achieved goal of assisting in securing $80 million in third party financing for customers.

•	Software/Services: Completed CRM software implementation to enable improved sales and service functionality.

•	Innovation: Project-managed all activities related to spin-off of Varex; developed separation strategies for all banking, accounting and information technology systems and processes.

•	Protons: Provided instrumental support on global sales; NYPTC loan syndication completed.

•	Operational Excellence: Achieved all goals for compliance/audit, forecasting, capital structure, and security operations center but lagged on working capital goal.

Ms. Kennedy, Executive Vice President and President, Oncology Systems

•	Global: Grew global market share and increased revenue in emerging markets by 14%. Improved net promoter score significantly in all regions.

•	Software/Services: Increased software revenue by 16% and achieved over $1billion in service gross orders.

•	Innovation: Successfully launched targeted new products from pipeline with strong market receptions and met all portfolio releases per plan.

•	Operational Excellence: Grew revenues greater than operating expenses and met all compliance goals, but lagged on working capital goal.

Mr. Kuo, Senior Vice President, General Counsel and Corporate Secretary

•	Global: Successfully implemented targeted export licensing strategy and obtained key export licenses. Supported expansion opportunities in emerging growth countries.

•	Software/Services: Increased expertise and capacity for software/SaaS/cloud business and supported key business initiatives for expansion in such area.

•

Innovation: Exceeded issued patent goal for 2016 and successfully restructured patent/IP engagement model for greater alignment with business strategy and objectives. Successfully developed environmental services strategy for the corporation’s historical environmental cleanup sites.

•	Protons: Provided instrumental support on a global basis for key deals and substantially contributed to the corporation’s ability to be awarded such deals.

•	Operational Excellence: Significantly reduced product liability litigation cases. Significantly enhanced the corporation’s anti-trust Compliance program.

Mr. Sanyal, Senior Vice President and President, Imaging Components

•

Global: Exceeded $1 million in revenue with each of twelve additional customers the first time in fiscal year 2016 for total incremental revenues of more than $15 million. Achieved second half fiscal year recovery with 8% sales increase and 20% EBIT growth.

•	Software/Services: Exceeded revenue growth goal.

•	Innovation: Exceeded product launch goals with nine new detectors, six new x-ray tubes, three new Linacs and two new collimators.

•	Operational Excellence: Expanded Salt Lake City manufacturing facility by 140,000 square feet and opened new facility in Wuxi, China. Achieved goals on product defects, product yields, and compliance.

•	Spin Related Activities

In the second half of fiscal year 2016, the NEOs dedicated considerable time and leadership to the separation of the two businesses in time for an anticipated spin within six to nine months. Ms. Finney took on the executive leadership role for this major project and the rest of the executive team and their staffs set up the organizational, financial, infrastructure and legal structures necessary to build a new stand-alone company. The impact of this work was taken in to account in scoring the Innovation portion of each NEO’s strategic goals.

•	Proton Therapy System Incentive

As in recent years, for fiscal year 2016, the Compensation Committee included an additional incentive opportunity for sales of Proton Therapy Systems because of their strategic importance to the future of the Company’s Oncology Systems business. The sale of each Proton Therapy System also requires collaboration across the Company which the Compensation Committee believes should be incented separately from overall financial results. For fiscal year 2016, each participant in the MIP was eligible to receive a payout of up to 27% of target as illustrated in the chart below. Two Proton Systems were sold in fiscal year 2016, resulting in an additional payout of 4% of target for MIP participants.

Number of Proton Therapy Systems Sold	Percentage of Target Annual Incentive Earned
1 - 3	2% Per Sale
4 - 10	3% Per Sale

•	Calculation of Fiscal Year 2016 MIP Payouts

The final fiscal 2016 MIP awards for our NEOs following the Compensation Committee’s exercise of discretion under the MIP were calculated as indicated in the following table:

			EBIT		Top Line Growth		Individual Strategic		Proton	Total % Payout	MIP Award
Name	MIP Target	Unit	% Payout	Weight	% Payout	Weight	% Payout	Weight	% Payout
Dow R. Wilson	$1,250,000	VMS	115.6%	50%	51.3%	30%	110%	20%	4%	99.2%	$1,240,000
Elisha W. Finney	$511,820	VMS	115.6%	50%	51.3%	30%	110%	20%	4%	99.2%	$507,725
Kolleen T. Kennedy	$523,029	VMS	115.6%	25%	51.3%	15%	105%	20%	4%	107.9%	$564,244
		OS	173.6%	25%	19.2%	15%
John W. Kuo	$347,221	VMS	115.6%	50%	51.3%	30%	105%	20%	4%	98.2%	$340,971
Sunny S. Sanyal	$372,600	VMS	115.6%	25%	51.3%	15%	110%	20%	4%	102.3%	$380,946
		VIC	158.7%	25%	0.0%	15%

Long-term Incentives. We provide equity-based long-term incentives to our executives in order to strike an appropriate balance in their rewards for short-term results and long-term sustainable value creation and to align their interests with our stockholders. The Compensation Committee establishes guidelines for long-term incentive grant values for each executive in consideration of all relevant factors, including the impact of the role to our long-term success, individual performance, and competitive pay practices.

The Compensation Committee typically determines the total grant date value of each NEO’s equity grants at its regularly scheduled meeting in November and grants PSUs at that same meeting so that such grants fall within the time limit for granting performance-based compensation that is exempt under Section 162(m) of the Code. Stock options and RSUs are typically granted at the Compensation Committee’s regularly scheduled meeting in February.

Following the grant of PSUs in November 2015 and based on stockholder feedback, in January 2016, the Compensation Committee decided to increase the percentage of the total grant date value of each NEO’s equity awards that would be granted in the form of PSUs from 33.3% to 60% and decrease the percentage of the total grant date value that would be granted in the form of options and RSUs from 66.6% to 40%. As a result, in February 2016 the Compensation Committee completed its grant of PSUs, which were structured with the intent to be performance-based compensation under Section 162(m) of the Code, and granted stock options and RSUs such that the total grant value of each NEO’s grants remained unchanged from the values determined in November 2015. The intended grant value was converted into PSUs using the Monte Carlo value described in footnote 3 of the Summary Compensation Table (refer to “—Summary Compensation Table” below). The value and number of shares awarded are set forth in the following table:

	Performance Share Units (PSUs)			Stock Options		Restricted Stock Units (RSUs)		Total Target Value of FY 2016 Awards
Name	Target Value	Target PSUs	Maximum PSUs	Grant Value	Stock Options	Grant Value	RSUs
Dow R. Wilson	$3,831,645	46,089	80,655	$1,411,674	103,268	$806,695	10,634	$6,050,014
Elisha W. Finney	$1,139,957	13,712	23,995	$419,997	30,724	$240,021	3,164	$1,799,975
Kolleen T. Kennedy	$1,285,611	15,464	27,061	$473,666	34,650	$270,668	3,568	$2,029,945
John W. Kuo	$1,019,660	12,265	21,463	$375,665	27,481	$214,684	2,830	$1,610,009
Sunny S. Sanyal	$987,985	11,884	20,796	$364,005	26,628	$208,008	2,742	$1,559,998

•	Fiscal Year 2016 PSU Plan

The number of shares earned under the fiscal year 2016 PSUs will be calculated as set forth below. In addition, the PSUs awarded to NEOs in February 2016 included a threshold performance goal of $7.5 billion in cumulative Company Revenue for the 33 months remaining in the performance period. The Revenue threshold must be achieved for any shares to be earned under the February 2016 PSUs.

EPS Growth Payout Percentage for FY 2016

The EPS Growth Payout Percentage is based on Adjusted EPS relative to the EPS goal set for each of the three years of the 2016—2018 fiscal years performance period. The payout percentage achieved in each of the three years is averaged at the end of the performance period. The EPS goals are set at the beginning of each year. The EPS goal for fiscal year 2016 and our fiscal year 2016 performance relative to fiscal year 2015 are set forth below:

Measure	FY 2015 Actual	Performance and Payout Percentage			FY 2016 Actual
		Threshold	Target	Maximum
Adjusted EPS	$4.29	$4.33	$4.50	$4.63	$4.58
EPS Growth		1.0%	4.9%	7.9%	6.8%
Payout Percentage		10%	100%	150%	130.5%

Our fiscal year 2016 Adjusted EPS of $4.58 resulted in a payout percentage of 130.5%, reflecting achievement significantly above target. This percentage will be included in the three-year average EPS Growth Payout Percentage for the fiscal year 2016 PSUs.

For the fiscal year 2016 PSUs, Adjusted EPS was calculated from the Company’s GAAP diluted EPS of $ 4.19, which was adjusted downward by $0.09 (on account of the budgeted exchange rate established for fiscal year 2016 and exclusion of the impact of unplanned share buybacks) and upward by $0.48 (to exclude the impact of amortization of intangible assets, litigation expenses, restructuring charges, separation costs, impairment charges and acquisition costs, pursuant to adjustment provisions which were approved by the Compensation Committee at the time such EPS goal was approved).

Relative TSR Adjustment

For fiscal 2016 PSUs, the Company’s three-year TSR will be ranked relative to the three-year TSR of the companies comprising the Dow Jones U.S. Medical Equipment Index to determine an adjustment to the EPS Growth Goal Payout Percentage as set out in the table below. If the Company’s relative TSR ranks below the 30th percentile, then none of the fiscal year 2016 PSUs are earned. The stock prices that are used for the Company and the Dow Jones U.S. Medical Equipment Index companies in the TSR calculations are based on the average closing share price for the 30 calendar days of September at the beginning and end of the three-year performance period.

	Three-Year TSR Rank and Payout Level
Measure	Threshold	Target	Maximum
TSR Percentile Rank	30%	55%	80%
TSR Adjustment	-25%	0%	+25%

Maximum PSUs Earned

The maximum fiscal year 2016 PSUs that can be earned is 175% of target PSUs based on the maximum payouts for EPS growth (150% of target) plus the maximum relative TSR adjustment (+25% of Target).

Vesting of PSUs

All PSUs earned will vest at the end of the three-year performance period provided the recipient is employed by the Company throughout the fiscal year 2014 through fiscal year 2016 period, except in cases involving retirement, death or change in control, where full or partial payouts are made depending on various circumstances.

•	PSUs Awarded in Fiscal Year 2014 and Earned in Fiscal Year 2016

The Fiscal Year 2014 PSUs were subject to achievement of an Adjusted EPS Growth goal that was set for the three-year performance period at the time of the grant.

The number of shares earned under the fiscal year 2014 PSUs were calculated as set forth below:

The EPS Growth goal was calculated as set out below.

	FY 2013 Actual	Performance and Payout Percentage							FY 2016 Actual
Measure		Threshold				Target		Maximum
3-Year Average Adjusted EPS	$4.02	$4.02	$4.30	$4.59	$4.89	$5.06	$5.54	$6.03	$4.62
3-Year Average Annual EPS Growth		0.00%	2.25%	4.50%	6.75%	8.00%	11.25%	14.50%	4.8%
Payout Percentage		0%	25%	50%	75%	100%	125%	150%	53.2%

The Company’s three-year TSR ranking relative to the three-year TSR of the companies comprising the Dow Jones U.S. Medical Equipment Index was used to determine a multiplier to the EPS Growth Goal Payout Percentage as set out in the table below.

	Three-Year TSR Rank and TSR Modifier Percentage			Three-Year TSR
Measure	Threshold	Target	Maximum	Actual
3-Year TSR	38.4%	73.2%	127.3%	29%
3-Year TSR Percentile Rank	25% or Below	50%	75% or Above	21%
TSR Modifier Percentage	75%	100%	125%	75%

The number of fiscal year 2014 PSUs that were earned by each NEO in 2016 are described below:

Name	EPS Payout %	TSR Modifier %	Total Payout %	2014 Target PSUs	2014 PSUs Earned
Dow R. Wilson	53.2%	75%	39.9%	19,355	7,722
Elisha W. Finney	53.2%	75%	39.9%	6,882	2,745
Kolleen T. Kennedy	53.2%	75%	39.9%	7,097	2,831
John W. Kuo	53.2%	75%	39.9%	5,161	2,059
Sunny S. Sanyal	—	—	—	—	—

•	Stock Options

The stock options granted in fiscal year 2016 have an exercise price equal to the Company’s closing stock price on the date of grant and have a seven-year term. The intended grant value was converted into stock options using the Black Scholes value and assumptions described in footnote 4 of the Summary Compensation Table (refer to “—Summary Compensation Table” below). The first 33 1/3% of the stock options vest 12 months from the grant date, and the remainder vest in equal monthly installments during the following 24-month period. A recipient must be employed by us throughout the vesting period for full vesting to occur, except in cases involving retirement, death or a change in control, where full or partial vesting are made depending on various circumstances.

•	Restricted Stock Units (RSUs)

The RSUs granted in fiscal year 2016 vest and are settled in equal numbers of shares of our common stock on approximately the first, second and third anniversaries of the date of grant. The intended grant value was converted into RSUs using the Company’s closing stock price on the date of grant. As is the case for stock options, a recipient must be employed by us throughout the vesting period for full vesting to occur, except in cases involving retirement, death or a change in control, where full or partial vesting are made depending on various circumstances.

Other Elements of Executive Compensation

Because our philosophy is to emphasize pay for performance, we provide retirement, group benefits and perquisites of relatively minor value to our executives.

Supplemental Retirement Contributions. In order to make our intended employee 401(k) retirement contributions that are capped in the qualified 401(k) plan by Code limitations, we make contributions to the Deferred Compensation Plan (“DCP”) for our NEOs and other highly compensated U.S. employees. Contributions are calculated based on a pre-established formula. Please refer to the narrative discussion following the table in “—Nonqualified Deferred Compensation” below, for more information about these contributions. We believe this to be a competitive benefit and necessary to attract and retain high-quality executives. Because an element of these DCP contributions reflects annual incentive compensation (i.e., under the MIP), these contributions partially reflect Company and individual performance.

Group Benefits and Perquisites. Our NEOs are eligible to participate in the same employee benefit plans and on the same basis as all other Company employees. In addition, our NEOs receive limited supplemental benefits and perquisites. During fiscal year 2016 we provided reimbursement to the CEO for financial counseling and reimbursement of up to $6,500 to other NEOs for financial counseling, reimbursement of up to $4,000 for an annual executive physical, and supplemental life insurance to our executives. NEOs may participate in the Company’s charitable giving program, in which the company will match donations dollar for dollar up to a maximum of $10,000 per employee per year. In addition, for NEOs who choose to contribute to the Company’s Political Action Committee, the contribution will be matched with a charity or educational institution contribution, dollar for dollar up to $5,000. Although Mr. Wilson’s spouse and family members are permitted to ride along on the Company’s leased aircraft when the aircraft is already going to a specific destination for a business purpose, provided there is no more than de minimis incremental cost, there was no use of this benefit in 2016.

Pursuant to our policy, the Company does not provide executives tax gross-ups or reimbursements for any taxable income from these benefits and perquisites.

Change in Control Agreements. We currently have change-in-control agreements with 11 executives, including our NEOs. We entered into these agreements in order to attract and retain high-quality executives and to ensure that executives who might be involved in acquisition or merger discussions with another entity make the best decisions for us and our stockholders and are not unduly biased by the impact of such a transaction on their personal situations. These agreements do not factor into our decisions surrounding the executive’s cash and equity compensation.

Each change-in-control agreement contains a “better after-tax” provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The agreements do not include tax gross up payments for excise taxes imposed by Section 4999 of the Code.

The change-in-control agreements are intended to provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in activities regarding a change in control and are personally at risk for job loss in the event of a change in control. Our change-in-control agreements are “double-trigger” meaning that to receive benefits under the agreements there must be a change-in-control event and the executive must either:

(1)	Be terminated by us or the successor company without cause within a specified time interval in connection with a change in control, or

(2)	Terminate employment for good reason, as defined in the agreements, within a specified time interval in connection with a change in control.

For more information about the agreements as well as a tabular summary of the potential payments that may be made to our NEOs, please refer to “—Potential Payments upon Termination or Change in Control” below.

Executive Compensation Governance Policies

Stock Ownership Guidelines. As noted above, a core element of our compensation philosophy is to align the interests of executive officers with those of stockholders by providing appropriate long-term incentives. To further this goal, the Company maintains stock ownership guidelines based on the value of our common stock owned as a multiple of base salary. The guidelines are reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each officer’s position, as set forth below:

Position	Stock Ownership Multiple of Salary
CEO	6x
Next four most highly compensated executive officers	3x
Other corporate officers	2x

The program counts as stock ownership shares owned, unvested restricted stock and RSUs. Ownership levels are expected to be achieved within the later of: (i) five years of first becoming an officer, (ii) three years of an amendment increasing ownership levels with respect to any increase (our last amendment occurred in August 2010 for the CEO), or (iii) three years of the date that the new ownership levels apply to such individual due to a change in position or becoming an NEO. One-third of the ownership level is expected to be achieved within two-and-one-half years after an individual becomes subject to the ownership guidelines. As of the date of this Proxy Statement, all of the NEOs met the guidelines or were on track to comply in the relevant timeframe.

Recoupment (or “Clawback”) Policy. The Board has adopted a formal policy to recover certain incentive payments if we are required to restate our financial statements as a result of an executive officer engaging in misconduct or other violations of our Code of Conduct that caused or partially caused the restatement. In the event of a restatement, the Board will review the conduct of the executive officer in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of our Code of Conduct, the Board can, in its discretion, take appropriate action, to the extent not prohibited by applicable law, to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. Such action by the Board would be in addition to any other actions the Board or we may take under our other policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

This recoupment policy is incorporated into the provisions of our MIP and Third Amended and Restated 2005 Omnibus Stock Plan, as amended (the “Third Amended Stock Plan”). Under our current stock option agreements, in the event that an employee commences employment with a company that competes with us in any of our businesses, we may, in our sole discretion, terminate the stock option agreement, including the vesting of any options or other grants which remain unvested as of the date the employee commences employment with the competitor.

Prohibition on Hedging and Pledging Company Securities and Insider Trading Policy. The Board has approved a corporate insider trading policy to prohibit officers and directors from purchasing Company securities on margin and borrowing against Company securities, and prohibits officers, directors and other employees subject to the quarterly blackout period from engaging in transactions in puts, calls, other derivatives and hedging transactions.

Equity Grant Practices. The Compensation Committee typically approves grants of equity awards to selected newly-hired individuals on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following their date of hire. Special grants to continuing employees, such as for promotions or retention purposes, are typically approved on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following the date on which the related event occurred. Regularly scheduled quarterly Compensation Committee meetings are usually held on the second Thursday of November and May, and on the third Thursday of February and August, and are generally scheduled at least one year in advance. Scheduling decisions are made without regard to anticipated earnings or the release of other material non-public information by us. The date of grant of an equity award is the date of approval by the Compensation Committee. However, if on any date of grant our trading “blackout” is in effect or if our management knows of material, non-public information about us, any equity awards to be made will be granted effective as of the close of the business day after the “blackout” expires, or the close of the second business day after the public release of the material, non-public information, as applicable. Our “blackout” period lasts approximately nine weeks for each quarter and typically begins on the first business day of the third month of each fiscal quarter and ends two full business days after our quarterly earnings press release.

The exercise price of our stock options is the closing price of our common stock on the NYSE on the date of grant. If the date of grant falls on a day upon which the NYSE is closed, then the exercise price is the closing price of our common stock on the next trading date. Our Third Amended Stock Plan explicitly prohibits the repricing of stock options without prior stockholder approval.

Compensation Risk Management. The Compensation Committee’s annual review and approval of the Company’s compensation philosophy and strategy includes the review of compensation-related risk management. In fiscal year 2016, the Compensation Committee reviewed the Company’s compensation programs for employees and executives, including the annual cash incentive plans and long-term, equity-based incentive awards, and does not believe that such compensation programs create risks that are reasonably likely to have a material adverse effect on the Company. As part of this review, management delivered a report with the risk assessment of the Company’s primary executive compensation programs. Management reported that the programs provide an appropriate pay philosophy, peer group, and benchmarking to support business objectives with meaningful risk mitigation, oversight and discretion by the Compensation Committee. Management also advised that the Company’s executive compensation programs provide an effective balance in cash and equity mix, short- and long-term performance focus, corporate, business unit and individual performance focus, and financial performance measurement that avoids the taking of short-term risks at the expense of long-term stockholder interests.

The report also determined that the Company’s principal sales incentive plan is based on measurable and verifiable sales goals that are aligned with company-wide revenue and operating income goals for its bonus plan for executives. In addition, total target incentive compensation for all employees is a small percentage of total sales and revenue, and incentive opportunities under these plans are capped. Management also retains discretion to reduce incentive amounts.

The Compensation Committee believes that the following risk oversight and compensation design features described in greater detail above in this CD&A safeguard against excessive risk taking:

•	Stock ownership requirements

•	Recoupment policy

•	Prohibitions on employees engaging in any speculative transactions in Company securities, such as hedging

•	Prohibitions on executive officers from pledging Company securities in margin accounts or as collateral for a loan

•	Executive bonus payouts and PSU awards are based on financial performance metrics that drive stockholder value

•	PSU awards are also based on multi-year relative TSR goals

•	All equity awards have vesting requirements that align employees’ interests with stockholders

Tax Deductibility. Section 162(m) of the Code does not let us deduct from our federal taxable income certain compensation paid to the CEO and the next three most highly compensated executive officers (other than our CFO) that is not performance-based to the extent it exceeds $1 million. Awards under the MIP and certain awards under the Third Amended Stock Plan and predecessor plans are intended to be fully deductible, performance-based compensation, under Section 162(m). However, because of the fact-based nature of the performance-based compensation exception and the limited binding guidance thereunder, we cannot guarantee that any compensation intended to qualify as deductible performance-based compensation under Section 162(m) of the Code so qualifies. The Compensation Committee believes that our interests are best served in certain circumstances by providing compensation that is not performance-based (such as salary, RSUs, perquisites and special cash incentives), which may be subject to this $1 million annual deductibility limitation under U.S. tax law.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Varian Medical Systems, Inc. (the “Company”) has reviewed and discussed with management the “Compensation Discussion and Analysis” section of the Proxy Statement for the 2017 Annual Meeting of Stockholders. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement for the 2017 Annual Meeting of Stockholders and Annual Report on Form 10-K.

Susan L. Bostrom (Chair)

R. Andrew Eckert

Mark R. Laret

Summary Compensation Table

The following table sets forth, together with certain other information, the compensation earned during fiscal years 2016, 2015 and 2014 by our NEOs and the principal position held by each during fiscal year 2016.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pensions Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)	Total ($)
Dow R. Wilson	2016	$1,152,438	—	$4,638,340	$1,411,674	$1,240,000	—	$163,230	$8,605,682
President and Chief	2015	$1,062,823	—	$3,666,730	$1,833,340	$796,800	—	$147,326	$7,507,019
Executive Officer	2014	$934,616	—	$3,000,000	$1,230,250	$1,117,965	—	$161,167	$6,443,998

Elisha W. Finney	2016	$711,520	—	$1,379,978	$419,997	$507,725	—	$87,535	$3,106,755
Executive Vice	2015	$658,154	—	$1,000,034	$499,995	$334,730	—	$78,488	$2,571,401
President, Finance and Chief Financial Officer	2014	$586,975	—	$1,066,691	$577,537	$483,550	—	$101,658	$2,816,413

Kolleen T. Kennedy	2016	$718,131	—	$1,556,279	$473,666	$564,244	—	$85,855	$3,398,175
Executive Vice President and President, Oncology Systems	2015	$640,668	—	$1,099,952	$550,007	$499,105	—	$79,145	$2,868,877
	2014	$566,991	—	$1,100,010	$451,085	$466,840	—	$87,710	$2,672,636

John W. Kuo	2016	$524,186	—	$1,234,344	$375,665	$340,971	—	$62,627	$2,537,793
Senior Vice President,	2015	$481,823	—	$866,652	$433,324	$218,480	—	$57,213	$2,057,492
General Counsel and Corporate Secretary	2014	$429,858	—	$849,949	$487,289	$308,446	—	$73,422	$2,148,964

Sunny S. Sanyal	2016	$538,329	—	$1,195,993	$364,005	$380,946	—	$78,659	$2,557,932
Senior Vice President and President, Imaging Components Business	2015	$483,625	—	$866,652	$433,324	$185,182	—	$110,803	$2,079,586
	2014	$313,846	$200,000	$485,042	$1,055,809	$365,127	—	$78,205	$2,498,029

(1)	Salary includes a one-time lump sum payment of accrued personal paid leave as a result of a transition to a non-accrued personal paid leave policy. These amounts were: for Mr. Wilson, $94,745; for Ms. Finney, $59,294; for Ms. Kennedy, $58,926; for Mr. Kuo, $34,515; for Mr. Sanyal, $14,778.

(2)	Mr. Sanyal received a signing bonus of $200,000 in connection with his joining the Company in fiscal year 2014.

(3)	This column represents the aggregate grant date fair value of RSU and PSU awards made to the NEO during fiscal years 2016, 2015 and 2014, computed in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation” (“ASC 718”). The fair value for RSU awards was determined using the closing price of our common stock on the grant date multiplied by the number of shares subject to the award. The fair value for PSU awards was based on the probable outcome of the performance conditions using the Monte Carlo simulation model on the date of grant with assumptions as set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal years ended September 30, 2016, October 2, 2015 and September 26, 2014, excluding the effect of forfeitures.

The table below sets forth components of the fair value of the stock awards made in fiscal year 2016. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

	Value of PSUs at Target ($)	Value of PSUs at Target ($) ($)	Value of Stock Options ($)	Value of RSUs ($)	Total Combined Value of Equity Awards ($)
	(Granted 11/30/15)	(Granted 2/12/2016)	(Granted 2/12/2016)	(Granted 2/12/2016)
Name
Dow R. Wilson	$2,016,647	$1,814,998	$1,411,674	$806,695	$6,050,014
Elisha W. Finney	$599,924	$540,033	$419,997	$240,021	$1,799,975
Kolleen T. Kennedy	$676,601	$609,010	$473,666	$270,668	$2,029,945
John W. Kuo	$536,655	$483,005	$375,665	$214,684	$1,610,009
Sunny S. Sanyal	$519,979	$468,006	$364,005	$208,008	$1,559,998

(4)	This column represents the aggregate grant date fair value of stock option awards granted to the NEO during each fiscal year computed in accordance with ASC 718. The aggregate grant date fair value of stock option awards granted to the NEO during fiscal year 2016 was calculated using the assumptions listed below.

2016
Expected term (in years)	4.13
Risk-free interest rate	1.1%
Expected volatility	20.1%
Expected dividend yield	—
Weighted average fair value at grant date	$13.71

For more information on the determination of valuation assumptions we used with respect to stock option awards, please refer to the note on Employee Stock Plans in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year in which the stock option was awarded. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

(5)	This column represents annual cash incentives paid under the MIP. Amounts include the incentive payments deferred under the DCP. Please refer to the Grant of Plan-Based Awards Table for more information.

(6)	Set forth in the table below are the material components of the “All Other Compensation” column for fiscal year 2016.

Name	Company Contributions to 401(k) (A)	Company Supplemental Contributions Under the Deferred Compensation Plan (B)	Company Match of Charitable Contributions	Other (C)
Dow R. Wilson	$13,846	$118,500	$15,000	$15,884
Elisha W. Finney	$15,282	$51,563	$16,000	$4,690
Kolleen T. Kennedy	$21,955	$55,764	$1,000	$7,136
John W. Kuo	$15,900	$32,336	$12,500	$1,891
Sunny S. Sanyal	$15,900	$36,765	$5,000	$20,995

(A)	Amount represents Company matching contributions to the NEO’s contributions to the Company’s 401(k) plan, matched at a level of $1.00 for each dollar contributed, up to 6% of eligible earnings.

(B)	Amounts represent an estimate of the Company Supplemental Contributions under the DCP for 2016, which will be made in January 2017. The estimate is calculated based on the portion of the NEO’s eligible cash compensation (determined by the sum of his or her calendar year 2016 base salary through December 31, 2016 and the actual fiscal year 2016 cash incentive payout under the MIP) that exceeded the compensation limit imposed by Section 401(a)(17) of the Code ($265,000 for 2016).

(C)	For Mr. Wilson, Ms. Finney and Ms. Kennedy, the amount represents reimbursement of financial counseling and life insurance. For Mr. Sanyal, the amount represents reimbursement of financial counseling and life insurance and relocation benefits. For Mr. Kuo, the amount represents medical and life insurance benefits.

Grants of Plan-Based Awards for 2016

The following table provides information on plan-based awards made in fiscal year 2016 to each of our NEOs:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Restricted Stock Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date/Plan	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dow R. Wilson	MIP	$0	$1,250,000	$2,500,000	—	—	—	—	—	—	—
	11/30/2015	—	—	—	0	24,065	42,113	—	—	—	$2,016,647
	2/12/2016	—	—	—	0	22,024	38,542	—	—	—	$1,814,998
	2/12/2016	—	—	—	—	—	—	10,634	—	—	$806,695
	2/12/2016	—	—	—	—	—	—	—	103,268	$75.86	$1,411,674
Elisha W. Finney	MIP	$0	$511,820	$1,023,639	—	—	—	—	—	—	—
	11/30/2015	—	—	—	0	7,159	12,528	—	—	—	$599,924
	2/12/2016	—	—	—	0	6,553	11,467	—	—	—	$540,033
	2/12/2016	—	—	—	—	—	—	3,164	—	—	$240,021
	2/12/2016	—	—	—	—	—	—	—	30,724	$75.86	$419,997
Kolleen T. Kennedy	MIP	$0	$523,029	$1,046,059	—	—	—	—	—	—	—
	11/30/2015	—	—	—	0	8,074	14,129	—	—	—	$676,601
	2/12/2016	—	—	—	0	7,390	12,932	—	—	—	$609,010
	2/12/2016	—	—	—	—	—	—	3,568	—	—	$270,668
	2/12/2016	—	—	—	—	—	—	—	34,650	$75.86	$473,666
John W. Kuo	MIP	$0	$347,221	$694,442	—	—	—	—	—	—	—
	11/30/2015	—	—	—	0	6,404	11,207	—	—	—	$536,655
	2/12/2016	—	—	—	0	5,861	10,256	—	—	—	$483,005
	2/12/2016	—	—	—	—	—	—	2,830	—	—	$214,684
	2/12/2016	—	—	—	—	—	—	—	27,481	$75.86	$375,665
Sunny S. Sanyal	MIP	$0	$372,600	$745,200	—	—	—	—	—	—	—
	11/30/2015	—	—	—	0	6,205	10,858	—	—	—	$519,979
	2/12/2016	—	—	—	0	5,679	9,938	—	—	—	$468,006
	2/12/2016	—	—	—	—	—	—	2,742	—	—	$208,008
	2/12/2016	—	—	—	—	—	—	—	26,628	$75.86	$364,005

(1)	These columns represent the potential awards under our MIP as further discussed in “—Compensation Discussion and Analysis—Fiscal Year 2016 Compensation Program and Pay Decisions—Annual Cash Incentives”. For each NEO, the target amount is calculated by multiplying the NEO’s target award percentage by the NEO’s annual base salary. The maximum award is 200% of each NEO’s target award. The MIP did provide for any threshold amount in fiscal year 2016. The dollar value of the actual bonus award earned for fiscal year 2016 for each NEO is set forth in the Summary Compensation Table (refer to “—Summary Compensation Table” above). As such, the amounts set forth in these columns do not represent the actual compensation earned by any of the NEOs for fiscal year 2016.

(2)	Consists of PSU grants to each NEO under the Third Amended Stock Plan. The maximum number of PSUs that can be earned is 175% of the target PSUs based on achievement of EPS goals modified by our TSR performance relative to the Dow Jones Medical Equipment Index. The determination of the number of PSUs earned is made at the end of the three-year performance period at which time the earned PSUs vest and are settled.

(3)

Consists of a single RSU grant to each NEO under the Third Amended Stock Plan. Each RSU represents a right to one share of our common stock. The RSUs vest and are settled in three equal annual increments on February 15th beginning one year after grant, provided the NEO is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payments are made depending on various circumstances.

(4)	Consists of a single stock option grant to each NEO under the Third Amended Stock Plan at an exercise price equal to the closing price (fair market value) of the underlying shares on the grant date and expiring seven years from the grant date. One-third of the award vests one year after the grant date and the remainder then vests monthly during the following 24-month period, provided the NEO is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payments are made depending on various circumstances.

(5)	Grant date fair value is computed in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards of the NEOs as of the end of fiscal year 2016:

	Option Awards (1) (2)					Stock Award (2)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
Dow R. Wilson	05/14/2010	43,334	—	$52.83	05/14/2017
	11/11/2011	53,293	—	$57.90	11/11/2018
	11/09/2012	78,534	—	$68.84	11/09/2019
	02/21/2014	70,890	11,434	$83.70	02/21/2021
	02/13/2015	52,217	46,722	$92.65	02/13/2022
	02/12/2016	—	103,268	$75.86	02/12/2023
						14,790	(9)	$1,472,049
						5,974	(3)	$594,592	18,891	(6)	$1,880,221
						13,192	(4)	$1,313,000	24,065	(7)	$2,395,189
						10,634	(5)	$1,058,402	22,024	(8)	$2,192,049

Total		298,268	161,424			44,590		$4,438,043	64,980		$6,467,459

Elisha W. Finney	11/09/2012	4,668	—	$68.84	11/09/2019
	02/21/2014	25,205	4,066	$83.70	02/21/2021
	02/13/2015	14,241	12,742	$92.65	02/13/2022
	02/12/2016	—	30,724	$75.86	02/12/2023
						2,124	(3)	$211,402	5,152	(6)	$512,779
						3,598	(4)	$358,109	7,159	(7)	$712,535
						3,164	(5)	$314,913	6,553	(8)	$652,220

Total		44,114	47,532			8,886		$884,424	18,864		$1,877,534

Kolleen T. Kennedy	11/09/2012	5,430	—	$68.84	11/09/2019
	02/21/2014	25,992	4,193	$83.70	02/21/2021
	02/13/2015	15,665	14,017	$92.65	02/13/2022
	02/12/2016	—	34,650	$75.86	02/12/2023
						2,191	(3)	$218,070	5,667	(6)	$564,037
						3,958	(4)	$393,940	8,074	(7)	$803,605
						3,568	(5)	$355,123	7,390	(8)	$735,527

Total		47,087	52,860			9,717		$967,133	21,131		$2,103,169

John W. Kuo	02/21/2014	21,266	3,431	$83.70	02/21/2021
	02/13/2015	12,342	11,043	$92.65	02/13/2022
	02/12/2016	—	27,481	$75.86	02/12/2023
						1,792	(3)	$178,358	4,465	(6)	$444,401
						3,118	(4)	$310,335	6,404	(7)	$637,390
						2,830	(5)	$281,669	5,861	(8)	$583,345

Total		33,608	41,955			7,740		$770,362	16,730		$1,665,136

Sunny S. Sanyal	02/21/2014	46,078	7,433	$83.70	02/21/2021
	02/13/2015	12,342	11,043	$92.65	02/13/2022
	02/12/2016	—	26,628	$75.86	02/12/2023
						1,932	(3)	$192,292	4,465	(6)	$444,401
						3,118	(4)	$310,335	6,205	(7)	$617,584
						2,742	(5)	$272,911	5,679	(8)	$565,231

Total		58,420	45,104			7,792		$775,538	16,349		$1,627,216

(1)	All options are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. The following table sets forth the vesting dates for the outstanding unvested option awards:

Grant Date	General Vesting Schedule (based on outstanding option awards)
5/14/2010	33-1/3% vested on 5/14/2011; pro-rata monthly thereafter until fully vested on 5/14/2013.
11/11/2011	33-1/3% vested on 11/11/2012; pro-rata monthly thereafter until fully vested on 11/11/2014.
11/9/2012	33-1/3% vested on 11/9/2013; pro-rata monthly thereafter until fully vested on 11/11/2015.
2/21/2014	33-1/3% vested on 2/21/2015; pro-rata monthly thereafter until fully vested on 2/21/2017.
2/13/2015	33-1/3% vested on 2/13/2016; pro-rata monthly thereafter until fully vested on 2/13/2018.
2/12/2016	33-1/3% vested on 2/12/2017; pro-rata monthly thereafter until fully vested on 2/12/2019.

(2)	Vesting will occur only if the NEO is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payments are made depending on various circumstances. In particular, because Mr. Wilson, Ms. Finney and Ms. Kennedy are eligible for retirement, certain unvested options, and unvested stock awards would continue to vest according to the original vesting schedule even if the services of either were terminated for any reason. See “—Potential Payments Upon Termination or Change in Control.”

(3)	Grant Date Vesting Schedule (based on total RSU awards granted)

2/21/2014	33 1/3% on 2/15/2015; 33 1/3% on 2/15/2016 and 33 1/3% on 2/15/2017.

(4)	Grant Date Vesting Schedule (based on total RSU awards granted)

2/13/2015	33 1/3% on 2/15/2016; 33 1/3% on 2/15/2017 and 33 1/3% on 2/15/2018.

(5)	Grant Date Vesting Schedule (based on outstanding RSU awards)

2/12/2016	33 1/3% on 2/15/2017; 33 1/3% on 2/15/2018 and 33 1/3% on 2/15/2019

(6)	Grant Date Vesting Schedule (based on outstanding PSU awards)

11/14/2014	100% on 11/14/2017, subject to actual performance and continued service or retirement. The aggregate market value in the table is based on target performance.

(7)	Grant Date Vesting Schedule (based on outstanding PSU awards)

11/30/2015	100% on 11/30/2018, subject to actual performance and continued service or retirement. The aggregate market value in the table is based on target performance.

(8)	Grant Date Vesting Schedule (based on outstanding PSU awards)

2/12/2016	100% on 11/30/2018, subject to actual performance and continued service or retirement. The aggregate market value in the table is based on target performance.

(9)	Grant Date Vesting Schedule (based on outstanding Restricted Stock awards)

1/10/2005	33 1/3% on 1/10/2010; 33 1/3% on 1/10/2015; and 33 1/3% on 1/10/2020

(10)	Based on the closing price of our common stock as of September 30, 2016 ($99.53).

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on stock option exercises and vesting of RSUs and PSUs by each of the NEOs during fiscal year 2016. The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of our common stock at exercise and the option exercise price and, in the case of RSUs, based on the closing price per share of common stock on the NYSE on the vesting date. Amounts presented in the “Valued Realized on Vesting” column under “Stock Awards” include the number of shares earned with respect to fiscal year 2014 PSUs for which the performance period ended on the last day of fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dow R. Wilson	120,000	$3,692,733	27,556	$2,336,412
Elisha W. Finney	40,334	$1,203,252	9,412	$801,064
Kolleen T. Kennedy	—	—	9,582	$815,730
John W. Kuo	4,073	$108,475	7,347	$622,940
Sunny S. Sanyal	—	—	3,491	$272,403

Nonqualified Deferred Compensation

The following table sets forth contributions, earnings and distributions during fiscal year 2016, and account balances as of September 30, 2016 for each of the NEOs, under our nonqualified DCP:

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Dow R. Wilson	—	$118,500	$12,557	—	$817,764
Elisha W. Finney	$562,188	$51,563	$497,363	—	$5,196,204
Kolleen T. Kennedy	$543,772	$55,764	$474,949	—	$5,825,998
John W. Kuo	$325,000	$32,336	$192,282	—	$2,490,690
Sunny S. Sanyal	—	$36,765	$3,984	—	$96,594

(1)	These amounts represent the respective executive contributions attributable to fiscal year 2016. For Finney, the amount shown represents calendar year 2016 base salary deferrals and fiscal year 2016 MIP deferrals; for Kennedy and Kuo the amounts shown represent their fiscal year 2016 MIP deferrals. These amounts do not include the following executive contributions made during fiscal year 2016 which were attributable to fiscal year 2015 compensation: $471,497 for Kennedy and $210,553 for Kuo.

(2)	These amounts represent the estimated Company Supplemental Contributions (as described below) based on expected calendar year 2016 base salary and actual fiscal year 2016 MIP bonus amounts. These amounts do not include the following Company Supplemental Contributions made during fiscal year 2016 which were attributable to calendar year 2015 base salary and fiscal year 2015 MIP bonus amounts: $91,908 for Wilson; $41,183 for Finney; $49,534 for Kennedy; $24,986 for Kuo; and $23,987 for Sanyal.

(3)	None of the earnings in this column are included in the Summary Compensation Table (refer to “—Summary Compensation Table” above) because they were not preferential or above market.

(4)	Balance at last fiscal year end reflects actual fiscal year-end balance plus any subsequent contributions attributable to calendar year 2016 base salary and fiscal year 2016 MIP bonus amounts. Balance at last fiscal year end includes the following amounts reported as compensation to the NEOs in the Summary Compensation Table (refer to “—Summary Compensation Table” above) for previous years: Mr. Wilson, $564,695; Ms. Finney, $1,765,676; Ms. Kennedy, $746,975; Mr. Kuo, $1,114,818; and Mr. Sanyal, $34,800.

Our DCP is an unfunded and unsecured deferred compensation arrangement that is designed to allow directors, executive officers and certain other management and highly compensated employees to forego current compensation and defer a specified percentage of their base salaries (up to 50%), cash incentive payments (up to 100%) and director fees (applicable only to our non-employee directors) in a manner similar to the way in which our 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. Deferred amounts are our general unsecured obligations and are subject to claims by our creditors. Our general assets or assets in an existing rabbi trust may be used to fund our payment obligations and pay DCP benefits. The Compensation Committee administers the DCP. Additionally, in order to make retirement contributions that we could not contribute to eligible participants’ qualified 401(k) retirement accounts due to Code limitations, in fiscal year 2016, we made Company Supplemental Contributions equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments for fiscal year 2016 over the compensation limit imposed by Section 401(a)(17) of the Code ($265,000); and (b) our matching contribution rate under the 401(k) (6%). Further, we may, on a discretionary basis, credit additional amounts on behalf of the DCP’s participants (these discretionary contributions, together with the Company Supplemental Contributions, are referred to as “Company Contributions”).

Amounts deferred by a participant and Company Contributions are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for measuring and determining amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Amounts credited to each participant under the DCP are periodically adjusted for earnings and/or losses at a rate that is equal to the various investment funds (also referred to as measurement funds) selected by the Compensation Committee, as elected by the participant. The Compensation Committee may, in its sole discretion, discontinue, substitute or add a measurement fund. Participants may reallocate previously invested money among each of the available measurement funds on a daily basis. Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or installment payments for up to 15 years for employees who retire from the Company. Deferrals also may be paid out prior to separation from service in the event of a financial hardship or if the participant makes a “short-term distribution election.” A “short-term distribution election” must be made at the time the participant makes his or her initial deferral elections. Under the DCP, amounts credited as Company Supplemental Contributions are generally paid in the form of a lump sum following a participant’s separation from service (except for those Company Supplemental Contributions made prior to December 31, 2004, which may still be paid in installments upon an employee’s retirement). Non-retirement separations from service generally will result in payments being made in the form of single lump sums.

We may terminate the DCP by action of the Board, in which event benefits will be distributed as soon as the plan and Section 409A of the Code permit.

Potential Payments upon Termination or Change in Control

As described above in the “Compensation Discussion and Analysis” section above, we have change-in-control agreements with 11 executives, including our NEOs. Our change-in-control agreements are “double-trigger” meaning that to receive benefits under the agreements there must be a change-in-control event (as defined in each executive’s agreement) and the executive must either be terminated by us or the successor company without cause (as defined in each executive’s agreement) or terminate his or her employment for good reason (as defined in each executive’s agreement), as defined in the agreements. The termination must occur within 18 months of the change in control to trigger benefits. The agreements also provide for certain death and long-term disability benefits in the event of an individual’s death or disability within 18 months after a change in control. Payments and benefits may be delayed six months following separation from service in order to comply with Section 409A of the Code.

As a condition to receiving such severance benefits, the executive must execute a release of all of his or her rights and claims relating to his or her employment and comply with certain post-termination restrictions, including, among other things, continuing to comply with the terms of his or her proprietary information and non-disclosure agreement, and for a period of two years, complying with certain non-solicitation and non-competition provisions that are set forth in each executive’s change-in-control agreement

The table below reflects the value of compensation and benefits that would become payable to each of the NEOs under the agreements as of September 30, 2016, if a change in control had occurred on that date and the NEO experienced a qualifying termination of employment. These amounts are reported based upon the NEO’s compensation as of such date and based on the Company’s closing stock price of $99.53 on September 30, 2016. These benefits are in addition to the benefits under then-exercisable stock options, the benefits under the DCP, set forth in the table in “—Nonqualified Deferred Compensation” above, which the NEO would receive in the event of any termination, and the benefits available generally to salaried employees, such as distributions under the Company’s broad based 401(k) plan.

The actual amounts that would be paid upon a NEO’s qualifying termination of employment in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s current base salary.

The benefits payable as a result of a change in control as reported in the columns of this table are as follows:

•

Cash Severance Benefit: Cash severance equal to 2.5 times (3.0 times for Mr. Wilson) the sum of (i) annual base salary rate plus (ii) the greater of (a) the most recently established target bonus or (b) average annual bonus paid over prior three fiscal years.

•	Annual Bonus: A lump sum pro-rata bonus at target for the applicable performance period when termination occurs.

•	Benefits Continuation: Company costs for benefits continued for 24 months including:

•	Medical, dental and vision insurance (assuming that the executive pays employee contribution rates for continuing coverage).

•	Life insurance under Group policy.

•	Basic Accidental Death & Dismemberment (AD&D) costs under Group policy.

•	Reimbursement of financial/tax counseling of up to $6,500 per year.

•

Equity Awards: Each outstanding equity award to all employees under the Third Amended and Restated Omnibus Stock Plan that is subject to vesting provisions will vest in full with PSUs vesting at target levels.

•

Excise Tax: Each change -in -control agreement contains a “better after-tax” provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The cash severance amount in the table below contains any reduction in cash severance under this provision.

	Potential Payments Upon Termination of Employment/CIC as of 9/30/16
			Intrinsic Value of
			Accelerated Equity Awards (1)
Name	Cash Severance	Benefit Continuation	Options	Restricted Stock	PSUs (2)	Total
Dow Wilson	$6,750,000	$55,349	$2,946,794	$4,437,943	$6,467,459	$20,657,545
Elisha Finney	$2,821,174	$54,595	$879,257	$884,424	$1,877,534	$6,516,984
Kolleen Kennedy	$2,259,812	$28,585	$982,964	$967,000	$2,103,168	$6,341,529
Sunny Sanyal	$1,196,535	$53,801	$823,958	$775,505	$1,627,216	$4,477,015
John Kuo	$2,025,454	$54,292	$780,425	$770,362	$1,665,137	$5,295,670

(1)	Based on the closing stock price as of September 30, 2016 ($99.53).

(2)	Excludes value of PSUs earned in September 2016 for FY14-16 performance.

Compensation of Directors

The compensation of directors is determined by the full Board. Directors who are employees (i.e., Mr. Wilson) receive no compensation for their services as directors. The Compensation Committee periodically initiates a review of the non-employee director compensation (including cash retainer and meeting fees and equity awards) and recommends changes to the full Board. Changes to non-employee director compensation are generally made to ensure that compensation levels are market-competitive and that the compensation structure supports our business objectives, aligns with the directors’ interests with the interests of stockholders, reflects competitive best practice and is cost-and-tax-effective.

•

In fiscal year 2015, the Compensation Committee reviewed the non-employee compensation practices of our peer group. For fiscal year 2016, the additional annual retainer for the Non-Executive Board Chairman was increased from $100,000 to $150,000 to align it with the median of the peer group. There were no other changes to our non-employee director compensation program. The fiscal year 2016 program consisted of the following compensation components:

•	An annual cash retainer to all non-employee directors, but no fees for Board meetings.

•	An additional annual cash retainer to the Board Chair and committee chairs.

•	A fee per Committee meeting attended.

•	Company matching of director contributions to charities and educational institutions.

•	An annual equity award to all non-employee directors.

The values paid for each compensation program component in fiscal year 2016 are set forth in the following table:

Compensation Element	Value and Description
Annual Cash Board Retainer	• $100,000
Additional Annual Cash Retainers

•  $150,000 for Non-Executive Board Chair

•  $20,000 for Audit Committee Chair

•  $15,000 for Compensation & Management Development Committee Chair

•  $12,000 for Nominating & Corporate Governance Committee Chair

•  $12,000 for Ethics Committee Chair

Committee Meeting Fee	• $1,500 for each in-person or telephonic Committee meeting attended • $750 for each in-person Committee meeting attended by phone
Annual Equity Award

•  $160,000 in Deferred Stock Units (DSUs)

•  Grants vest quarterly over one year from grant

•  Vested DSUs distributed at the earlier of three years from grant or at termination

•  Vesting accelerates in the event of termination due to death, disability, retirement, or upon a change in control (CIC)

Charitable Giving

•  Company matching of director contributions to charities and educational institutions up to a maximum of $10,000 per director per year.

•  Director contributions to Varian’s Political Action Committee were matched by a Company contribution to a charity or educational institution up to a maximum of $5,000 per director per year.

Non-employee directors may elect to receive their cash compensation as full-value shares of our common stock, at a value equal to the fair market value on the date that the foregone cash compensation otherwise would have been paid. They may alternatively elect to defer their retainers and/or meeting fees under our DCP, subject to the restrictions of applicable tax law. Please refer to the discussion in “—Nonqualified Deferred Compensation” above for more information.

We maintain stock ownership guidelines for our non-employee directors. Under these guidelines, each non-employee director is expected to own shares valued at five times the annual cash Board retainer. Ownership levels are to be achieved within five years from the date upon which an individual becomes a non-employee Director, within three years of the amendment to the ownership levels described above, or within three years of an amendment to non-employee Director compensation that increases the annual retainer fees payable to non-employee Directors by 25% or greater, whichever is later. One third of the guideline must be achieved within the first two and a half years after an individual becomes subject to the Program.

The following table sets forth the compensation received by each non-employee director during fiscal year 2016 (note that all directors are reimbursed for out-of-pocket expenses associated with attending Board and committee meetings, and for expenses related to attending continuing directors’ education programs):

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total ($)
Susan L. Bostrom	$136,000	$159,989	—	—	—	$5,000	$300,989
Regina Dugan	$115,000	$159,989	—	—	—	—	$274,989
R. Andrew Eckert	$274,380	$159,989	—	—	—	$12,500	$446,869
Timothy E. Guertin	$104,500	$159,989	—	—	—	—	$264,489
David J. Illingworth	$139,212	$159,989	—	—	—	$5,000	$304,201
Mark R. Laret	$127,000	$159,989	—	—	—	$10,000	$296,989
Ruediger Naumann-Etienne	$144,000	$159,989	—	—	—	$2,500	$306,489
Erich R. Reinhardt	$146,460	$159,989	—	—	—	—	$306,449
Venkatraman Thyagarajan	$124,000	$159,989	—	—	—	—	$283,989

(1)	This column represents the aggregate grant date fair value of DSUs granted in fiscal year 2016, computed in accordance with ASC 718. The fair value is determined using the closing price on the grant date multiplied by the number of shares subject to the award. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(2)	Amounts represent charitable contributions made by the Company on behalf of Ms. Bostrom, Mr. Eckert, Mr. Illingworth, Mr. Laret and Mr. Naumann-Etienne under our charitable gift matching programs.

Judy Bruner was appointed to the board effective August 20, 2016 but received no compensation in fiscal year 2016. Venkatraman Thyagarajan retired from the board effective August 20, 2016.

The following table sets forth the aggregate number of outstanding DSUs and stock options held by each non-employee director listed as of the end of fiscal year 2016:

Name	DSUs Outstanding	Options Outstanding
Susan L. Bostrom	5,748	—
Judy Bruner	—	—
Regina Dugan	5,748	—
R. Andrew Eckert	5,748	15,000
Timothy E. Guertin	5,748	5,000
David J. Illingworth	5,748	10,000
Mark R. Laret	5,748	15,000
Ruediger Naumann-Etienne	5,748	—
Erich R. Reinhardt	5,748	5,000
Venkatraman Thyagarajan	5,748	—

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Nominating Committee is responsible for the review, approval or ratification of “related person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. Such transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or one of its subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Nominating Committee must be informed or have knowledge of (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Nominating Committee has, however, determined that a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenue, and the related person is not involved in the decision-making process for such transaction;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts, and the related person is not involved in the decision-making process for such transaction;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board; and

•	transactions in which all security holders receive proportional benefits.

Transactions involving related persons that are not included in one of the above categories are forwarded to our legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction is forwarded to the Nominating Committee for review. The Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, terminate or take other action with respect to the transaction in its discretion.

Transactions with Related Persons

All potential related party transactions during fiscal year 2016 were included in one of the above categories.

APPENDIX A

VARIAN MEDICAL SYSTEMS, INC.

FOURTH AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

-A-i-

(continued)

-A-ii-

(continued)

-A-iii-

(continued)

-A-iv-

VARIAN MEDICAL SYSTEMS, INC.

FOURTH AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1 Effective Date. The Varian Medical Systems, Inc. 2005 Omnibus Stock Plan (the “2005 Plan”) was originally adopted by Varian Medical Systems, Inc., a Delaware corporation, on November 19, 2004 and became effective upon its approval by a majority of the shares of the common stock of the Company’s stockholders on February 17, 2005. On December 7, 2005, the Board approved the Varian Medical Systems, Inc. Amended and Restated 2005 Omnibus Stock Plan, an amendment and restatement of the 2005 Plan, which was approved at the Company’s 2006 Annual Meeting of Stockholders. On November 17, 2006, the Board approved the Varian Medical Systems, Inc. Second Amended and Restated Plan, the second amendment and restatement of the 2005 Plan, which was approved at the Company’s 2007 Annual Meeting of Stockholders. On November 11, 2011, the Board approved the Varian Medical Systems, Inc. Third Amended and Restated 2005 Omnibus Stock Plan, the third amendment and restatement of the 2005 Plan, which was approved at the Company’s 2012 Annual Meeting of Stockholders. On November 18, 2016, the Board approved the Varian Medical Systems, Inc. Fourth Amended and Restated 2005 Omnibus Stock Plan, the fourth amendment and restatement of the 2005 Plan (together with the 2005 Plan and the other amendment and restatements of the 2005 Plan, the “2005 Plans”), provided that this amendment and restatement of the 2005 Plan, is approved by a vote of the majority of the shares of the common stock of the Company which are present in person or by proxy and entitled to vote at the Company’s 2017 Annual Meeting of Stockholders.

1.2 Purpose of the Plan. The Plan is intended to increase incentives and to encourage Share ownership on the part of (1) employees of the Company and its Affiliates, (2) consultants who provide significant services to the Company and its Affiliates, and (3) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is intended to further the growth and profitability of the Company. The Plan is intended to permit the grant of Awards that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “Award” means, individually or collectively, a grant under the Plan of Non-qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Deferred Stock Units.

2.4 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.8 “Company” means Varian Medical Systems, Inc., a Delaware corporation, or any successor thereto.

2.9 “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.10 “Deferred Stock Unit” means a Deferred Stock Unit granted pursuant to Section 9.5.

2.11 “Director” means any individual who is a member of the Board.

2.12 “Disability” means a permanent and total disability within the meaning of section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time. Notwithstanding the foregoing, to the extent “Disability” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Disability” shall have the meaning set forth in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

2.13 “EBIT” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest and taxes, determined in accordance with generally accepted accounting principles.

2.14 “EBITDA” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles.

2.15 “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

2.16 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.17 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.18 “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the last quoted per share price for Shares on the next date on which there were sales of Shares. Notwithstanding the preceding, for federal, state and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.19 “Fiscal Year” means the fiscal year of the Company.

2.20 “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.21 “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

2.22 “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

2.23 “Net Orders” means as to any Performance Period, the Company’s or a business unit’s net orders calculated (and reviewed by the Company’s external independent auditors in accordance with agreed standard procedures) for and reported in the Company’s quarterly financial earnings press release filed by the Company on a Current Report on Form 8-K.

2.24 “Non-employee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.25 “Non-qualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.26 “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

2.27 “Option” means an Incentive Stock Option or a Non-qualified Stock Option.

2.28 “Participant” means an Employee, Consultant, or Non-employee Director who has an outstanding Award.

2.29 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBIT, (b) EBITDA, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue, (j) Shareholder Return, (k) orders or Net Orders, (l) expenses, (m) cost of goods sold, (n) profit/loss or profit margin, (o) working capital, (p) operating income, (q) cash flow, (r) market share, (s) return on equity, (t) economic value add, (u) stock price of the Company’s stock, (v) price/earning ratio, (w) debt or debt-to-equity ratio, (x) accounts receivable, (y) cash, (z) write-off, (aa) assets, (bb) liquidity, (cc) operations, (dd) intellectual property (e.g., patents), (ee) product development, (ff) regulatory activities, (gg) manufacturing, production or inventory, (hh) mergers, acquisitions or divestitures, (ii) financings, (jj) days sales outstanding, (kk) backlog, (ll) deferred revenue, and (mm) employee headcount. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant. “Determination Date” means the latest possible date that will not jeopardize an Award’s qualification as performance-based compensation under section 162(m) of the Code. Notwithstanding the previous sentence, for Awards not intended to qualify as performance-based compensation, “Determination Date” shall mean such date as the Committee may determine in its discretion.

2.30 “Performance Period” means any fiscal period not to exceed three consecutive Fiscal Years, as determined by the Committee in its sole discretion.

2.31 “Performance Share” means a Performance Share granted to a Participant pursuant to Section 8.

2.32 “Performance Unit” means a Performance Unit granted to a Participant pursuant to Section 8.

2.33 “Period of Restriction” means the period during which shares of Restricted Stock are subject to forfeiture and/or restrictions on transferability.

2.34 “Plan” means the Varian Medical Systems, Inc. Fourth Amended and Restated 2005 Omnibus Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

2.35 “Prior Plans” means the Varian Medical Systems, Inc. Omnibus Stock Plan approved by the Company’s stockholders effective April 3, 1999 and the Varian Medical Systems, Inc. 2000 Stock Plan adopted by the Company’s Board of Directors effective November 17, 2000.

2.36 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.37 “Restricted Stock Units” means a Restricted Stock Unit granted to a Participant pursuant to Section 7.

2.38 “Retirement” means, in the case of an Employee or a Non-employee Director, “Retirement” as defined pursuant to the Company’s or the Board’s Retirement Policies, as they may be established from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.39 “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

2.40 “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.41 “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

2.42 “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales, determined in accordance with generally accepted accounting principles.

2.43 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

2.44 “Section 16 Person” means a person who, with respect to the Shares, is subject to section 16 of the 1934 Act.

2.45 “Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

2.46 “Shares” means shares of the Company’s common stock, $1.00 par value.

2.47 “Stock Appreciation Right” or “SAR” means an Award, granted alone, in connection or in tandem with a related Option, that pursuant to Section 6 is designated as a SAR.

2.48 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.49 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between a Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Non-employee Director, a cessation of the Non-employee Director’s service on the Board for any reason. Notwithstanding the foregoing, to the extent that “Termination of Service” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Termination of Service” shall have the same meaning as “separation from service” as that term is defined in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “independent director” under section 303A.02 of the New York Stock Exchange listing standards rules, and (c) an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards (other than the Options granted to Non-employee Directors pursuant to Section 9), (c) interpret the Plan and the Awards, (d) adopt such procedures, agreements, arrangements, sub plans and terms as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding any contrary provision of the Plan, the Committee may reduce the amount payable under any Award (other than an Option) after the grant of such Award.

3.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as comply with applicable law, may delegate all or any part of its authority and powers under the Plan to a committee of one or more directors and/or to officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, (b) in any way which would jeopardize the Plan’s qualification under Rule 16b-3, or (c) with respect to Awards which are intended to qualify as performance-based compensation under section 162(m) of the Code.

3.4 Non-employee Directors. Notwithstanding any contrary provision of this Section 3, the Board shall administer Section 9 of the Plan, and the Committee shall exercise no discretion with respect to Section 9. In the Board’s administration of Section 9 and the Awards and any Shares granted to Non-employee Directors, the Board shall have all of the authority and discretion otherwise granted to the Committee with respect to the administration of the Plan.

3.5 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for issuance under the Plan shall not exceed 24,950,000, plus such number of Shares as are granted pursuant to substitute Options under Sections 5.3.3 and 9.3. No further grants may be made under the Prior Plans, but Shares authorized for issuance under the Prior Plans that have not been issued under the Prior Plans may be issued pursuant to Awards granted under this Plan in addition to the number of Shares specified immediately above. In addition, if an award previously granted under the Prior Plans terminates, expires, or lapses for any reason, any Shares subject to such award shall again be available to be the subject of an Award under the Plan. Shares issued under the Plan may be either authorized but unissued Shares or treasury Shares. For purposes of this Section 4.1, effective with respect to Awards granted on or after February 9, 2012, any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as one (1) Share for every (1) Share issued, and any shares issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as 2.6 Shares for every one (1) Share issued. Except as provided in Section 4.2, if fewer Shares are issued in settlement of an Award than were covered by such Award, then the Shares not issued shall not be available for issuance under the Plan. All of the Shares available for issuance under the Plan may be issued as Incentive Stock Options.

4.2 Lapsed Awards. If an Award terminates, expires, or lapses for any reason, any Shares subject to such Award (plus the number of additional shares, if any, that counted against the share pool using the share counting rule in effect at the time the Award was granted) again shall be available to be the subject of an Award. In addition, Shares issued pursuant to Awards assumed or issued in substitution of other awards in connection with the acquisition by the Company of an unrelated entity shall not reduce the maximum number of Shares issuable under Section 4.1.

4.3 Adjustments in Awards and Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limit of Section 5.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards. In the case of Options granted to Non-employee Directors, the foregoing adjustments shall be made by the Board. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 4,000,000 Shares. The Committee may grant Incentive Stock Options, Non-qualified Stock Options, or a combination thereof. Non-Qualified Stock Options may be granted under the Plan pursuant to Section 9 to Non-employee Directors by the Board, which shall determine the terms of such Options.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non-qualified Stock Option.

5.3 Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Non-qualified Stock Options. In the case of a Non-qualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options. Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

5.4 Expiration of Options.

5.4.1 Expiration Dates. Subject to Section 10.13, except as set forth in each Award Agreement, each Option shall terminate no later than the first to occur of the following events:

(a) The expiration of seven (7) years from the Grant Date; or

(b) The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(c) The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability; or

(d) The expiration of three (3) years from the date of the Participant’s Retirement (subject to Section 5.8.2 regarding Incentive Stock Options); or

(e) The date of the Participant’s Termination of Service by the Company for cause (as determined by the Company).

5.4.2 Death of Participant. Subject to Section 10.13, notwithstanding Section 5.4.1, if a Participant who is an Employee dies prior to the expiration of his or her Options, his or her Options shall be exercisable until the expiration of three (3) years after the date of death. If a Participant who is a Consultant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death.

5.4.3 Committee Discretion. Subject to the limits of Sections 5.4.1, 5.4.2 and 10.13, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted and before such Option expires, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option. If a Participant dies while an Employee, the exercisability of his or her Options shall be fully accelerated to the date of Termination of Service.

5.6 Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines both to provide legal consideration for the Shares and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker) Share certificates (which may be in book entry form) representing such Shares.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Service. If any portion of an Incentive Stock Option is exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death (unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise), the portion so exercised shall be deemed a Non-qualified Stock Option.

5.8.3 Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of seven (7) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 2,000,000 Shares.

6.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.3 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.4 Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 and 10.13 also shall apply to SARs.

6.5 Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.

6.6 Payment Upon Exercise of SAR. At the discretion of the Committee, payment for a SAR may be in cash, Shares or a combination thereof.

SECTION 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than 400,000 Shares of Restricted Stock or Restricted Stock Units.

7.2 Restricted Stock and Restricted Stock Units Agreement. Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, any price to be paid for the Shares, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability. Shares of Restricted Stock or Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock or Restricted Stock Units as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions. The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, business unit or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock and Restricted Stock Units as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units which is intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock or Restricted Stock Units under section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Varian Medical Systems, Inc.”

7.5 Removal of Restrictions. Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and remove any restrictions. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1 Grant of Performance Units and Shares. Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to any Participant, provided that during any Fiscal Year, no more than 400,000 Performance Shares or Performance Units may be granted to any Participant.

8.2 Initial Value. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date, provided that such value shall not exceed the Fair Market Value of a Share on the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3 Performance Objectives and Other Terms. The Committee shall set performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number or value of Performance Units or Shares that will be paid out to the Participants. The Committee may set performance objectives based upon the achievement of Company-wide, business unit, or individual goals, or any other basis determined by the Committee in its discretion. The time period during which the performance objectives must be met shall be called the “Performance Period.” Each Award of Performance Units or Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1 General Performance Objectives. The Committee may set performance objectives based upon the achievement of Company-wide, business unit or individual goals, or any other basis determined by the Committee in its discretion.

8.3.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units or Shares as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units or Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units or Shares to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Performance Units or Shares which are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units or Shares under section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4 Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout of the number of Performance Units or Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives have been achieved. After the grant of a Performance Unit or Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for Award.

8.5 Form and Timing of Payment. Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares or a combination thereof.

8.6 Cancellation. On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

NON-EMPLOYEE DIRECTORS

9.1 Limitation on Grants to Non-Employee Directors. The maximum number of shares of our common stock subject to stock awards granted during a single fiscal year under the Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board, will not exceed $625,000 in total value for any Non-employee Director serving as the lead director of the Board or chair of the Board and $525,000 in total value for any other Non-employee Director (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments.

9.2 Non-Employee Director Options. Subject to the terms and provisions of the Plan, Non-qualified Stock Options may be issued to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Shares subject to each Option, and the terms and conditions of such Awards.

9.3 Terms of Options.

9.3.1 Option Agreement. Each Option granted pursuant to this Section 9 shall be evidenced by a written stock option agreement, which shall be executed by the Non-employee Director and the Company.

9.3.2 Exercise Price. The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be one hundred percent (100%) of the Fair Market Value of such Shares on the Grant Date.

9.3.3 Exercisability. Unless provided otherwise in an Award Agreement, each Option granted pursuant to this Section 9 shall be fully exercisable on the Grant Date.

9.3.4 Expiration of Options. Subject to Section 10.13, unless provided otherwise in an Award Agreement, each Option shall terminate upon the first to occur of the following events:

(a) The expiration of seven (7) years from the Grant Date; or

(b) The expiration of three (3) months from the date of the Non-employee Director’s Termination of Service for a reason (including, but not limited to the Non-Employee Director’s resignation) other than death, Disability, completion of the Participant’s term as a Director or Retirement; or

(c) The expiration of three (3) years from the date of the Non-employee Director’s Termination of Service by reason of completion of the Participant’s term as a Director, Disability or Retirement.

9.3.5 Death of Director. Subject to Section 10.13, notwithstanding Section 9.2.4, if a Non-employee Director dies prior to the expiration of his or her options in accordance with Section 9.2.4, his or her options shall terminate three (3) years after the date of his or her death.

9.3.6 Not Incentive Stock Options. Options granted pursuant to this Section 9 shall not be designated as Incentive Stock Options.

9.3.7 Other Terms. Unless provided otherwise in an Award Agreement, all provisions of the Plan not inconsistent with this Section 9 shall apply to Options granted to Non-employee Directors; provided, however, that Section 5.2 (relating to the Committee’s discretion to set the terms and conditions of Options) shall be inapplicable with respect to Non-employee Directors.

9.4 Substitute Options. Notwithstanding the provisions of Section 9.2.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

9.5 Elections by Non-employee Directors. Pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair fees, meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for Shares. The number of Shares received by any Non-employee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. In addition, pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair and meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for an Option to purchase Shares. The number of Shares subject to such an Option received by any Non-employee Director shall equal the amount of foregone compensation multiplied by four (4) and divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. All Options granted pursuant to this Section 9.4 shall be subject to the restrictions of Section 9.2.

9.6 Deferred Stock Units. Subject to the terms and provisions of the Plan, Awards of Deferred Stock Units may be granted to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Deferred Stock Units subject to each Award and the terms and conditions of such Awards.

9.7 Terms of Deferred Stock Units.

9.7.1 Deferred Stock Unit Agreement. Deferred Stock Units granted pursuant to Section 9.5 shall be evidenced by a written Award Agreement, which shall be executed by the Non-employee Director and the Company.

9.7.2 Vesting. Unless otherwise provided in an Award Agreement, Awards of Deferred Stock Units shall vest over a period of not less than one year from the date of grant, and may vest pro rata over such time. Vesting may be accelerated in limited situations such as death of the Non-employee Director and change in control of the Company.

9.7.3 Payment. Except as may be provided in an Award Agreement, Deferred Stock Unit Awards will be paid in Shares. Awards of Deferred Stock Units may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.7.4 Other Terms. Unless provided otherwise in an Award Agreement, all provisions of the Plan applicable to Restricted Stock Units not inconsistent with Section 9.5 and this Section 9.6 shall apply to Deferred Stock Units granted to Non-employee Directors.

SECTION 10

MISCELLANEOUS

10.1 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2 Participation. No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.4 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.5 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.6 Nontransferability of Awards. Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.5. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Committee, or the Board in the case of Awards to Non-Employee Directors, may, in its sole discretion and to the extent permitted by applicable law, permit the transfer of an Award to an individual or entity other than the Company (each transferee thereof a “Permitted Assignee”), subject to such restrictions as the Committee, or the Board, in its sole discretion may impose.

10.7 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.8 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Committee (in its discretion), the Participant’s Award may, in the Committee’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

10.9 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the required tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld provided, however, that the amount of tax withholding to be satisfied by withholding and/or delivering Shares will be limited to the extent necessary to avoid adverse accounting consequences, including but not limited to the Award being classified as a liability award. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

10.10 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, any deferral under this Section 10.10 shall be made in accordance with the provisions of section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

10.11 Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, or the Board in the case of Awards to Non-Employee Directors, be entitled to receive, currently or on a deferred basis, cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends on Shares (“dividend equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, or the Board in the case of Non-Employee Directors, in its sole discretion, and the Committee or Board may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

10.12 Prohibition on Repricings. Options and SARs may not be repriced without the approval of the Company’s stockholders. For this purpose, “reprice” means that that the Company has: (a) lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs after they have been granted, (b) canceled an Option and/or a SAR when the applicable Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award and (c) taken any other action with respect to an Option and/or a SAR that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded. An adjustment pursuant to Section 4.3 shall not be treated as a repricing.

10.13 Maximum Term of Options and SARs. Notwithstanding anything in Sections 5, 6 and 9 to the contrary, no Option or SAR granted after February 15, 2007 shall have a term that exceeds seven (7) years from the Grant Date.

10.14 Restatement of Financial Results. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In the event that the Company has not adopted such required policy and notwithstanding anything to the contrary set forth in the Plan or any Award Agreement, in the event of a restatement of incorrect financial results, the Board shall review the conduct of executive officers in relation to the restatement and if the Board determines that an executive officer has engaged in misconduct or other violations of the Company’s code of ethics in connection with the restatement, the Board would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the Plan that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. For this purpose, the term “executive officer” means executive officers as defined by the Securities Exchange Act of 1934, as amended. Such action by the Board would be in addition to any other actions the Board or the Company may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

SECTION 11

CORPORATE TRANSACTIONS

11.1 Effect of Corporate Transaction on Awards. Except as set forth in an Award Agreement, upon the occurrence of (a) a merger, combination, consolidation, reorganization or other corporate transaction; (b) an exchange of Shares or other securities of the Company; (c) a sale of all or substantially all the business, stock or assets of the Company; (d) a dissolution of the Company; or (e) any event in which the Company does not survive (or does not survive as a public company in respect of its Shares), then any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the 2005 Plans or may substitute similar stock awards for Awards outstanding under the 2005 Plans (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the transaction), and any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to Awards may be assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in connection with such transaction. Except as set forth in an Award Agreement, if the Committee does not provide for the assumption, continuation or substitution of Awards, each Award shall fully vest and terminate upon the related event, provided that holders of Options or SARs be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested Options and SARs before the termination of such Awards; provided, however, that any payout in connection with a terminated award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

11.2 Authority of the Committee. Notwithstanding the foregoing, except as set forth in an Award Agreement, in the event that an Award would otherwise terminate upon the effective time of any transaction described in

11.1, the Committee may provide for a payment in such form as may be determined by the Committee, equal in value to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise or vesting of the Award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise, and provided further, that at the discretion of the Committee, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; provided, however, that any payout in connection with a terminated award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder. Without limiting the generality of Section 3, any good faith determination by the Committee pursuant to its authority under this Section 11.2 shall be conclusive and binding on all persons.

SECTION 12

AMENDMENT, TERMINATION AND DURATION

12.1 Amendment, Suspension or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore issued to such Participant. Any amendment shall also, to the extent required by applicable law or regulation, be subject to stockholder approval. No Award may be granted during any period of suspension or after termination of the Plan.

12.2 Duration of the Plan. This Plan shall, subject to Section 11.1 (regarding the Board’s right to amend or terminate the Plan), remain in effect for ten (10) years from November 11, 2011. Without further stockholder approval, no Incentive Stock Option may be granted under the Plan after ten (10) years from November 11, 2011.

SECTION 13

LEGAL CONSTRUCTION

13.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

13.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.4 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

13.5 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

Varian Medical Systems, Inc.

Dated:	By:
John W. Kuo
Corporate Vice President, General Counsel & Secretary

VARIAN
medical system
A partner for life
VARIAN MEDICAL SYSTEMS, INC.
3100 HANSEN WAY
PALO ALTO, CA 94304
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E15249-P84130
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
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DETACH AND RETURN THIS PORTION ONLY
VARIAN MEDICAL SYSTEMS, INC. For Withhold For All To withhold authority to vote for any individual
All All Except nominee(s), mark “For All Except” and write the
The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, a vote of ONE YEAR on Proposal 3 and FOR Proposals 4 and 5. number(s) of the nominee(s) on the line below.
1. To elect the following nominees for a term ending at the 2018 Annual Meeting of Stockholders:
Nominees:
01) Susan L. Bostrom 05) Mark R. Laret
02) Judy Bruner 06) Erich R. Reinhardt
03) Regina E. Dugan 07) Dow R. Wilson
04) R. Andrew Eckert
For Against Abstain
2. To approve, on an advisory basis, the compensation of the Varian Medical Systems, Inc. named executive officers as described in the Proxy Statement.
1 Year 2 Years 3 Years Abstain
3. To hold an advisory vote of stockholders on the compensation of the Varian Medical Systems, Inc. named executive officers at a frequency of every:
For Against Abstain
4. To approve the Varian Medical Systems, Inc. Fourth
Amended and Restated 2005 Omnibus Stock Plan.
5. To ratify the appointment of PricewaterhouseCoopers LLP
as Varian Medical Systems, Inc.’s independent registered
public accounting firm for fiscal year 2017.
The proxyholders are authorized to vote on any other business as is properly brought before the Annual Meeting for action in accordance with their judgment as to the best interests of Varian Medical Systems, Inc.
For address changes and/or comments, please check this box and write them on the back where indicated.
Please indicate if you plan to attend this meeting.
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NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their names.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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E15250-P84130
PROXY
VARIAN MEDICAL SYSTEMS, INC.
Proxy for Annual Meeting of Stockholders - February 9, 2017
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned stockholder of Varian Medical Systems, Inc. (the “Company”) hereby constitutes and appoints DOW R. WILSON and JOHN W. KUO, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders to be held at the Company’s headquarters at 3100 Hansen Way, Palo Alto, California 94304, on February 9, 2017, at 4:30 p.m., Pacific Time, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”). If you need directions to the Annual Meeting so that you may attend and vote in person, please contact our Investor Relations department at investors@varian.com.
Unless a contrary direction is indicated, the proxyholders will vote the undersigned’s shares FOR the election of the nominees for director, FOR approval of the compensation of the Company’s named executive officers as described in the Proxy Statement, to choose ONE YEAR for the frequency with which the Company will conduct an advisory vote on the compensation of our named executive officers as described in the Proxy Statement, FOR the approval of the Company’s Fourth Amended and Restated 2005 Omnibus Stock Plan, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2017 and, in accordance with the judgment of the proxyholder as to the best interests of the Company, upon any other business as may properly come before the meeting or any adjournment or postponement thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith.
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(Continued and to be signed on reverse side)
V.1.1